UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
LKQ CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 21, 2022

Dear Fellow Stockholder:

You are cordially invited to participate in the Annual Meeting of Stockholders of LKQ Corporation to be held on May 10, 2022 at 1:30 p.m. Central Time. This year's Annual Meeting will be conducted exclusively online in a virtual meeting format, allowing stockholders to listen, vote and submit questions conveniently from their own home or remote location.

This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to elect directors, to ratify the appointment of our independent registered public accounting firm and to hold an advisory vote on executive compensation. We also plan to review the status of the Company’s business at the meeting and answer any questions you may have.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you vote your shares as soon as possible.

On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.

Sincerely,

Joseph M. Holsten	Dominick Zarcone	Varun Laroyia
Executive Chairman of the Board	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2022

In response to the continued health precautions regarding in-person gatherings due to the COVID-19 outbreak, and to support the health and well-being of our stockholders and company personnel, notice is hereby given that the 2022 Annual Meeting of the Stockholders of LKQ Corporation will be held in a virtual-only format, solely by means of remote communication, on May 10, 2022 at 1:30 p.m., Central Time. Stockholders may attend and participate in the 2022 Annual Meeting by logging in at www.virtualshareholdermeeting.com/LKQ2022. The purpose of our 2022 Annual Meeting is to:

1.Elect 11 directors for the ensuing year;
2.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022;
3.Hold an advisory vote on executive compensation; and
4.Transact such other business as may be properly brought before the 2022 Annual Meeting or any adjournment or postponement of the 2022 Annual Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about March 21, 2022, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. Certain other stockholders have elected to receive the proxy materials by mail.

You can vote at the 2022 Annual Meeting virtually during the meeting or by proxy if you were a stockholder of record on March 14, 2022. Whether or not you plan to participate, please review our proxy materials and submit your vote by proxy. Instructions for voting are included in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time prior to its use at the 2022 Annual Meeting.

By Order of the Board of Directors

Matthew J. McKay
Senior Vice President, General Counsel and Corporate Secretary
March 21, 2022

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2022
i

ii

INTRODUCTION

We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of the common stock of LKQ Corporation at our upcoming annual meeting of stockholders for 2022 (the “2022 Annual Meeting”). In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” “ours,” and “us” refer to LKQ Corporation and its subsidiaries.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), the information below included under the captions “Report of the Audit Committee” and “Compensation and Human Capital Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, May 10, 2022

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”) and this Proxy Statement are available at: https://materials.proxyvote.com/501889.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to the owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the internet or to request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of the 2022 Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about March 21, 2022.

Access to the Audio Webcast of the 2022 Annual Meeting

The live audio webcast of the 2022 Annual Meeting will begin promptly on Tuesday, May 10, 2022, at 1:30 p.m., Central Time. Online access to the audio webcast will open 10 minutes prior to the start of the 2022 Annual Meeting to allow time for you to log-in and test your device's audio system. We encourage you to access the meeting in advance of the designated start time.

To be admitted to the virtual 2022 Annual Meeting, you will need to log-in to www.virtualshareholdermeeting.com/LKQ2022 using the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form mailed or made available to stockholders entitled to vote at the 2022 Annual Meeting.

Beginning 10 minutes prior to, and during, the 2022 Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at 1.800.586.1548 (toll-free in the United States) or +1.303.562.9288 (for international participants).

Purpose of the Meeting

The purpose of the 2022 Annual Meeting is to vote on the following:

1.    The election of 11 directors, each to serve for a term of one year (or until his or her successor is duly elected and qualified);
2.    The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
3.    On an advisory basis, executive compensation; and
4.    The transaction of any other business properly brought before the 2022 Annual Meeting or any adjournment or postponement of the 2022 Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on March 14, 2022, the record date, will be entitled to notice of and to vote at the 2022 Annual Meeting or any adjournment or postponement of the meeting. As of March 11, 2022 (the latest practicable date prior to mailing), there were 284,990,356 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the meeting.

Beginning 10 minutes prior to, and during, the 2022 Annual Meeting, the list of our stockholders of record will be available for viewing by stockholders for any purpose germane to the meeting at www.virtualshareholdermeeting.com/LKQ2022. In addition, information on how to obtain access to the list of stockholders of record entitled to vote at the 2022 Annual Meeting for any purpose germane to the meeting will be available during the ten days preceding the 2022 Annual Meeting by following the instructions on our website at https://investor.lkqcorp.com under the heading "Stockholder Meeting." Stockholders submitting any such request will be asked to include the 16-digit control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials previously mailed or made available to stockholders entitled to vote at the 2022 Annual Meeting.

How You Can Vote

You may vote before the meeting in one of the following three ways:

By Internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 9, 2022.

By Telephone

Call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 9, 2022.

By Mail

If you are a stockholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other nominee. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

If you vote before the 2022 Annual Meeting, the named proxies will vote your shares as you direct. If you send in your properly executed proxy card or voting instruction form or use internet voting but do not specify how you want to vote your shares, the proxies will vote your shares in accordance with how the Board of Directors recommends that you vote as set forth below under “How the Board Recommends that You Vote.”

You may vote during the meeting by participating in the meeting at www.virtualshareholdermeeting.com/LKQ2022. Instructions for voting during the meeting will be on the website.

How the Board Recommends that You Vote

The Board of Directors unanimously recommends that you vote:

•FOR all of the nominees for election to the Board of Directors in Proposal No. 1 - Election of our Board of Directors;

•FOR Proposal No. 2 - Ratification of appointment of our independent registered public accounting firm; and

•FOR Proposal No. 3 - Approval, on an advisory basis, of the compensation of our named executive officers.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•Submitting another proper proxy with a more recent date than that of the proxy first given by following the internet or telephone voting instructions or completing, signing, dating and returning a proxy card;

•Sending written notice of revocation to our Corporate Secretary; or

•Attending the 2022 Annual Meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions the broker, bank or other nominee provides.

Quorum Requirement

The presence at the 2022 Annual Meeting, virtually or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the 2022 Annual Meeting. Shares represented by “broker non-votes” and by proxies marked “abstain” are counted in determining whether a quorum is present for the transaction of business at the 2022 Annual Meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Vote Required

For Proposal No. 1 - Election of our Board of Directors, you may vote “for,” “against” or “abstain” with respect to the election of each director. In an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as a vote cast any share that is otherwise present at the meeting (a) for which there is an abstention, or (b) as to which a stockholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the 11 directors receiving the largest number of “for” votes will be elected. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. If a nominee for director is not elected and the nominee is an incumbent director, the director must tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. Normally, the Governance/Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance/Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance/Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders their resignation will not participate in the recommendation of the Governance/Nominating Committee or the decision of the Board of Directors with respect to their resignation.

The Board of Directors may decrease the size of the Board or may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. Additional details about this process are specified in our Bylaws, which are included in the Company's filings on the SEC website at www.sec.gov.

For Proposals No. 2 and 3, you may vote “for,” “against” or “abstain” with respect to each proposal. Each proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2022 Annual Meeting. Proposal No. 3 is an advisory vote only. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than elections of directors. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect, other than to reduce the number of affirmative votes needed to approve a proposal.

We have appointed a representative of Broadridge Financial Solutions as our independent inspector of election. The representative will determine whether a quorum is present and will tabulate all votes cast at our 2022 Annual Meeting.

Discretionary Voting and Adjournments

We currently are not aware of any business to be acted upon at the 2022 Annual Meeting other than that described in this Proxy Statement. If, however, other matters properly are brought before the 2022 Annual Meeting, or any adjournment or postponement of the 2022 Annual Meeting occurs, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including to adjourn the 2022 Annual Meeting.

The 2022 Annual Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. The meeting may be adjourned from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the 2022 Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the 2022 Annual Meeting. We currently do not intend to seek an adjournment of the 2022 Annual Meeting.

Submitting Questions at the Annual Meeting; Rules of Conduct

Beginning 10 minutes prior to, and during, the 2022 Annual Meeting, you can view our Agenda and the Rules of Conduct for the 2022 Annual Meeting, and submit questions, at www.virtualshareholdermeeting.com/LKQ2022. The Rules of Conduct will also be available beginning April 30, 2022 at https://investor.lkqcorp.com under the heading "Stockholder Meeting."

After the business portion of the 2022 Annual Meeting concludes and the meeting is adjourned, we will hold a question and answer session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before the stockholder vote at the 2022 Annual Meeting, as time permits and in accordance with our Rules of Conduct for the 2022 Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness and efficient use of the Company’s resources, we will respond to no more than two questions from any single stockholder.

Replay

A webcast playback of the 2022 Annual Meeting will be available to the public at www.virtualshareholdermeeting.com/LKQ2022 within approximately 24 hours after the completion of the meeting.

PROPOSAL NO. 1
ELECTION OF OUR BOARD OF DIRECTORS

Governance Highlights

Board Evaluations	Our Board evaluates board and committee performance and practices regularly and takes action to enhance and strengthen board functioning.
Board Leadership
To support effective board oversight, we have different persons in the roles of Executive Chairman of the Board and Chief Executive Officer, and we have a lead independent director, independent committee chairs and independent committees. The Company plans to continue to utilize this board oversight structure through the date of our Annual Meeting of Stockholders on May 10, 2022. The Board has determined that, following our 2022 Annual Meeting, we will have different persons in the roles of Chairman of the Board (with such Chairman being independent) and Chief Executive Officer, and we will continue to have independent committee chairs and independent committees.

Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our Company and its business and to demonstrate strong financial reporting practices.
Board Independence	Nine of our 11 board nominees are independent; the Audit Committee, Compensation and Human Capital Committee and Governance/Nominating Committee consist entirely of independent directors.
Stock Ownership Guidelines	We have stock ownership guidelines for our directors and executive officers to further align their interests with those of our stockholders.
No Pledging or Hedging of Company Securities	Under our insider trading policy, our directors and executive officers are prohibited from pledging or hedging our Company’s securities.
Board Refreshment and Board Quality	Our Board is committed to practices that create an effective mix of useful expertise and fresh perspectives, including the thoughtful refreshment of the Board when appropriate. The Board has added six new directors, including two women, since August 2018. Our Board also considers whether our public disclosures effectively convey the strength and quality of our Board and board practices. We also provide strong new director orientation programs and on-going director education and tutorials and encourage our directors to attend continuing education programs.
Annual Director Elections	All directors are elected annually for one-year terms.
Majority Voting for Director Elections	Our Bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Proxy Access	We have implemented proxy access, which permits an eligible stockholder to nominate and include in our proxy materials director nominees (subject to the requirements specified in our Bylaws).

Introduction -- An Overview of LKQ's Mission and How our Board Composition Is Aligned with our Strategy

Our mission is to be the leading global value-added distributor of vehicle parts and accessories by offering our customers the most comprehensive, available and cost-effective selection of part solutions while building strong partnerships with our employees and the communities in which we operate. Achieving our mission requires superior performance across numerous specialties. LKQ currently has operations in North America, Europe and Taiwan and regularly considers appropriate expansion strategies. We have attempted to include nominees to our Board of Directors that have the relevant experiences, qualifications, attributes and skills to help support our mission. The following matrix provides information regarding the experiences, qualifications, attributes and skills of our nominees. The matrix does not encompass all of the experiences, qualifications, attributes and skills of our nominees, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a nominee does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill with respect to any of our nominees does not mean the nominee in question would be unable to contribute to the decision-making process in that area. We believe that our nominees' diverse experiences, qualifications, attributes and skills will enhance the quality and effectiveness of the deliberations and decision-making by our Board.

LKQ Board of Directors (in reverse order of tenure)	Jacob Welch	Xavier Urbain	Patrick Berard	Meg Divitto	John Mendel	Jody Miller	Dominick Zarcone (CEO)	Robert Hanser	Guhan Subramanian	Blythe McGarvie	Joseph Holsten
Governance Criteria
Independent Director	✓	✓	✓	✓	✓	✓		✓	✓	✓
Experiential Criteria
Executive Leadership		✓	✓	✓	✓	✓	✓	✓		✓	✓
Automotive Industry				✓	✓	✓	✓	✓			✓
Digital Technology	✓		✓	✓		✓		✓		✓
Operations	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Treasury/Capital Allocation/Corporate Development	✓	✓	✓	✓		✓	✓	✓		✓	✓
Finance/Accounting/Auditing	✓	✓					✓		✓	✓	✓
Government Relations/Regulatory					✓	✓		✓	✓		✓
Human Capital Management/Compensation	✓	✓	✓	✓	✓	✓	✓	✓			✓
Corporate Governance	✓	✓	✓			✓			✓	✓	✓
International Experience		✓	✓	✓	✓		✓	✓		✓	✓
Supply Chain/Logistics		✓	✓		✓			✓			✓
Risk Assessment and Management		✓	✓	✓			✓			✓
Investor Relations	✓	✓	✓		✓		✓		✓	✓	✓
Other Information
Other Current Public Company Boards	0	0	0	0	1	1	1	1	0	2	1
Age	37	65	68	50	67	64	63	68	51	65	69
Tenure (years)	1.6	2.3	2.5	3.6	3.6	3.6	4.8	6.4	9.2	10.1	18.5 (1)
Born Outside of the United States		✓	✓					✓	✓
(1) Reflects service since our initial public offering in October 2003.

Board Diversity Matrix (as of March 21, 2022)

The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq listing Rule 5605(f). Each term used in the table has the definition provided in the rule and related instructions.

Total Number of Directors: 11

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
White	3	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—		—	—
Did Not Disclose Demographic Background	—		—	—

Nominees

Eleven directors are to be elected at the 2022 Annual Meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2023 or until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. All of the nominees are serving as directors as of the date of this Proxy Statement. Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these 11 nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.

Biographical information concerning our 11 nominees is presented below.

Patrick Berard.

Background and Prior Experience: Mr. Berard was the Chief Executive Officer and Director from July 2016 through August 2021 of Rexel Group, a Paris-based worldwide company in the professional multichannel distribution of electrical products and services for the energy world. He joined Rexel in 2003 as Senior Vice President of Rexel France, becoming Senior Vice President for Southern Europe (France, Italy, Spain and Portugal) in 2007, and then assuming additional responsibility for Belgium and Luxembourg in 2013. He was appointed Senior Vice President Europe in 2015. Before joining Rexel, Mr. Berard held a variety of leadership positions for European businesses including CEO of Pinault Bois & Matériaux (a distributor of building materials) from 2002 to 2003, Chief Operating Officer at Antalis (a distributor of paper and packaging solutions) from 1999 to 2001, Group Vice-President of Europe and a member of the Executive Committee of Kodak Polychrome Graphics (a manufacturer of graphic arts printing equipment) from 1988 to 1999, Strategic Development Director for Industry and Engineering at Thomson SARL in 1987, and 7 years as a consultant with McKinsey & Company. Mr. Berard holds a PhD in economics from the University of Grenoble.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Berard should serve as a director of LKQ include his leadership skills and operational experience most recently through his Chief Executive Officer position at Rexel Group. The Board and LKQ expect to continue to benefit in particular from his deep knowledge of the distribution industry and his experience leading global companies with an emphasis on operations in Europe. Through his leadership positions, Mr. Berard has also gained relevant experience in the areas of digital technology, mergers and acquisitions, corporate governance and investor relations.

Meg A. Divitto.

Background and Prior Experience: Ms. Divitto co-founded The Mobility Collaboration Corp. in 2020, which focuses on the mobility of the person, the future of mobility and the accompanying business models. Since May 2013, she also has been the principal of Divitto Design Group, a consulting company that serves start-ups and start-overs and engages in design thinking in the Internet of Things (IoT). Prior thereto, she worked for IBM Corporation in a variety of roles, including most recently as Vice President, IoT Future Solutions and Technologies (including responsibility for the IBM connected vehicle program) from September 2002 until she retired in May 2015. Ms. Divitto also held executive and engineering positions with Delphi Product & Service Solutions from February 2002 to September 2002 as a Product Executive in the aftermarket sector; with Motorola Solutions, Inc. from June 1994 to February 2002 in a variety of roles culminating as Product Director with a focus on telematics; and with General Motors as a System Engineer from June 1989 to June 1994. Ms. Divitto received a B.S. in Electrical Engineering from the General Motors Engineering and Management Institute and an M.A. in Engineering Management from the University of Michigan.

Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Divitto should serve as a director of LKQ include her extensive experience in the automotive industry, in particular relating to connected car technology. In her various roles, she also has been responsible for other areas relevant to LKQ’s business, including operations, digital technology and product development. In addition, Ms. Divitto has been involved in oversight of foreign operations, which is valuable to the Board of Directors in its efforts to manage LKQ’s global footprint.

Robert M. Hanser.

Background and Prior Experience: Since January 2018, Mr. Hanser has been a senior advisor regarding automotive matters to McKinsey & Company, a global management consulting firm. Mr. Hanser was employed for 33 years with Robert Bosch GmbH, a German multinational engineering and electronics company. He held various positions at Bosch in various countries, including at its Automotive Aftermarket Division, Power Tools Division, Blaupunkt/Car Multimedia Division, and Corporate Sales and Marketing Division. Mr. Hanser most recently was the President of Bosch’s Automotive Aftermarket Division from July 2006 to June 2013. From June 2013 to December 2015, he served as a part-time member of the Board of Management of Bosch Management Support, an internal “senior experts” consulting business. In May 2021, Mr. Hanser joined the board of directors of Mekonomen Group, an automotive spare parts chain in the Nordic region, of which we own approximately 26.6%. Mr. Hanser was elected as chairperson of the board of directors of Mekonomen, and he serves as chairperson of the nomination committee and as a member of the audit and remuneration committees.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Hanser should serve as a director of LKQ include his extensive experience in the automotive aftermarket industry, which we believe assists our efforts to improve and expand this segment of our business, and his familiarity with and reputation in the European automotive industry, which we view as a key geographic area for our existing business and possible future expansion.

Joseph M. Holsten.

Background and Prior Experience: Mr. Holsten has been our Chairman of the Board since November 2011 and was appointed Executive Chairman in March 2017. Mr. Holsten will continue serving as Executive Chairman until immediately prior to the election of directors at our 2022 Annual Meeting of Stockholders, at which time he intends to resign as Executive Chairman of the Board but continue serving as a director of the Company. He will become Chair Emeritus at that time. Mr. Holsten joined us in November 1998 as our President and Chief Executive Officer. He was elected to our Board of Directors in February 1999. In November 2010, Mr. Holsten was appointed as Vice Chairman of our Board of Directors. In January 2011, his officer position changed to Co-Chief Executive Officer as part of his transition to retirement. He retired from his officer position in January 2012. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc where his responsibility was to streamline operating activities. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten previously served as a member of the Board of Directors of Covanta Holding Corporation, a company in the energy-from-waste, profiled waste and ferrous metals business, and served on Covanta's Finance Committee and chairs its Supply Chain and Public Policy Committee. In January 2017, he was elected to the Board of Directors of Mekonomen Group, an automotive spare parts chain in the Nordic region, of which we own approximately 26.6%. Mr. Holsten serves on the Mekonomen audit committee.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Holsten should serve as a director of LKQ include primarily his unparalleled knowledge of our business and our industry. Mr. Holsten has been with us almost since our inception and from that time has become intimately familiar with all aspects of our business, including in particular operational and financial matters as well as mergers and acquisitions in domestic and international markets. His knowledge and experience provide a critical component for the proper functioning of our Board. Mr. Holsten also brings to our Board his significant operational experience from his key positions at Waste Management. He also contributes financial accounting skills to our Board through his qualification as a Certified Public Accountant, his attainment of an MBA in finance and accounting, and his prior work at a public accounting firm.

Blythe J. McGarvie.

Background and Prior Experience: Since early 2020, Ms. McGarvie has been writing for the online journal of the National Association of Corporate Directors and providing webinars regarding corporate governance topics. She was a member of the faculty of Harvard Business School teaching in the accounting and management unit from 2012 until 2014. Prior to joining the Harvard Business School faculty, Ms. McGarvie served for ten years as Chief Executive Officer and founder of Leadership for International Finance, a global consulting firm specializing in leadership seminars for corporate and academic groups. During this period, she co-founded and served as Senior Fellow for Northwestern University’s Kellogg Innovation Network and was a visiting leader at the Shanghai-based China Europe International Business School. Prior to 2003, Ms. McGarvie was Chief Financial Officer for BIC Group, a publicly-traded consumer goods company with operations in 36 countries, based in Paris, France. Prior to moving to Paris, Ms. McGarvie was Chief Financial Officer for Hannaford Bros. Co, a Fortune 500 retailing company, between 1994 and 1999. She is a member of the board of directors, and the audit committee, of Sonoco Products

Company, a manufacturer of industrial and consumer packaging products, and a member of the board of directors of Apple Hospitality REIT, a real estate management trust. Ms. McGarvie also served on the board of directors of Viacom Inc., a global entertainment content company, including as chairperson of the Viacom audit committee, until 2017, and was a member of the board of directors of Accenture plc, a global management consulting, technology services and outsourcing company, until 2017. Ms. McGarvie is a Certified Public Accountant and earned an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. McGarvie should serve as a director of LKQ include her significant experience in the fields of finance and accounting and her international experience. In addition, she has served on publicly-traded companies as a board member since 2001 and has considerable experience with corporate governance matters. Ms. McGarvie’s MBA with a concentration in accounting and marketing, her status as a Certified Public Accountant and her business experience as a Chief Financial Officer qualify her as an audit committee financial expert. Ms. McGarvie also has technology experience through her participation in Accenture’s digital technology transformation and her development of the global technology strategy for BIC Group while serving as its Chief Financial Officer.

John W. Mendel.

Background and Prior Experience: Mr. Mendel was the Executive Vice President, Automotive Division, of American Honda Motor Company from November 2004 until his retirement in April 2017, where he was responsible for Automotive business sales, marketing, product development, public relations, vehicle planning, logistics and distribution. Prior to Honda, he worked for Ford Motor Company from July 1976 to November 2004, including in a variety of roles related to field operations and commercial marketing across the Ford, Lincoln and Mercury brands, before serving as Chief Operating Officer of Mazda America from 2001 to 2004. Mr. Mendel is a member of the board of directors of TrueCar, Inc., an operator of a digital automotive marketplace. He received a B.A. in business and economics from Austin College and an M.B.A. from Duke University.

Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. Mendel should serve as a director of LKQ include his career in the automotive industry with significant experience in areas directly relevant to LKQ, including operations, sales, marketing, service, product planning and distribution. His relevant experience also includes strategy work relating to automotive technology, government relations, and executive compensation and planning. Mr. Mendel had significant exposure to the international markets, which provides insights for LKQ’s foreign operations. He also has previous and current public company board experience.

Jody G. Miller.

Background and Prior Experience: Ms. Miller serves as Chairwoman and Co-Chief Executive Officer of the Business Talent Group, a global marketplace for top independent professionals doing project-based work, which she founded in 2007. Business Talent Group was acquired by Heidrick & Struggles in April 2021 and operates as a wholly-owned subsidiary. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services joint venture formed with the Walt Disney Company, including as Acting President and Chief Operating Officer. From 1993 to 1995, she served in the White House as Special Assistant to the President during the Clinton Administration; from 1990 to 1992, she was a White House Fellow at the Department of the Treasury; and from 1986 to 1987, she was the chief legal advisor to Governor Richard Riley in South Carolina. Since April 2020, Ms. Miller has served on the board of directors of Howmet Aerospace, Inc., a global provider of advanced engineering solutions for the aerospace and transportation industries. Ms. Miller was a member of the board of directors of Capella Education Company, a provider of online education programs, from 2001 until its merger in August 2018 with Strayer Education, Inc. She also served on the board of directors of TRW, a global supplier of automotive systems and components to OEMs, from 2005 until its sale in 2015. She is on the board of the Drucker Institute and Peer Health Exchange. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.

Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Miller should serve as a director of LKQ include her executive officer positions and her service on the board of a company with significant interests in the automotive space. Her executive experience brings insights to LKQ regarding operations, digital technology, corporate development, capital allocation and human resource management. Ms. Miller also can provide guidance regarding LKQ’s government affairs matters as a result of her public sector experience in the White House, the Department of the Treasury and as chief legal advisor to the Governor of South Carolina. In addition, she brings corporate governance insights with her service on public company governance committees.

Guhan Subramanian.

Background and Prior Experience: The Board intends to appoint Mr. Subramanian to suceed Mr. Holsten as Chair of the Board of Directors of LKQ Corporation effective upon Mr. Subramanian's election as a director at our 2022 Annual Meeting of Stockholders. Mr. Subramanian is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School, he teaches courses in negotiations and corporate law. At the Harvard Business School, he teaches in several executive education programs, including Strategic Negotiations, Changing the Game, and Making Corporate Boards More Effective. He is the faculty chair for the JD/MBA program at Harvard University, the Harvard Program of Negotiation and the Mergers & Acquisitions executive education course at Harvard Business School. Prior to joining the Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company as a consultant in their New York, Boston, and Washington, D.C. offices.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Subramanian should serve as a director of LKQ include his extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.

Xavier Urbain.

Background and Prior Experience: Mr. Urbain was the Group Chief Executive Officer from January 2014 to May 2019 of Switzerland-based CEVA Logistics, a leading supply chain company that provides end-to-end design, implementation and operational solutions in freight and transportation management, contract logistics and distribution. Prior to CEVA Logistics, Mr. Urbain held leadership positions in the global third party logistics industry, as a member of the Executive Board of Switzerland based Kuehne & Nagel, as a member of the Executive Board and the Board of Directors of UK-based Hays PLC and as CEO of Hays Logistics, and as Chief Executive Officer of ACR. He has also served as Chairman of the Board of Socotec and is the current Chairman of the Board of Netherlands-based Caldic B.V.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Urbain should serve as a director of LKQ include his extensive experience in supply chain management and logistics, including in the automotive industry, during his tenure at CEVA Logistics. Mr. Urbain has worked for international companies and his career has been based in Europe, which we believe has provided and will continue to provide valuable insights in connection with LKQ’s European and other non-U.S. businesses.  He also brings to LKQ executive leadership skills including operations, investor relations, human resources and corporate governance.

Jacob Welch.

Background and Prior Experience: Mr. Welch is a Partner of ValueAct Capital (which, along with its affiliates, shall be referred to in this document as "ValueAct"), one of LKQ’s largest stockholders. He has previously served as a director of Armstrong Flooring, Inc., where he was a member of the Compensation and Finance Committees. Prior to joining ValueAct in August 2009, Mr. Welch worked as an analyst with The Blackstone Group in its private equity division in New York. He has a B.A., cum laude, from Harvard College and is a CFA charter holder. The Company and ValueAct are parties to a Nomination and Cooperation Agreement (the “NCA”), dated August 11, 2020, by and among the Company and various affiliates of ValueAct. See “Certain Transactions -- Transaction with ValueAct” for more information regarding the NCA.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Welch should serve as a director of LKQ include his extensive financial and investing experience, particularly in the automotive, industrial and technology sectors. Through his work at ValueAct and Blackstone, Mr. Welch has supported board level governance, operational excellence and value creation at several portfolio companies, including portfolio companies with significant international presence. He also brings direct experience in compensation design, capital allocation and corporate development through his time as a director at Armstrong Flooring and knowledge of finance, accounting and corporate governance from his tenure at ValueAct.

Dominick Zarcone.

Background and Prior Experience: Mr. Zarcone became our President and Chief Executive Officer in May 2017. He was our Executive Vice President and Chief Financial Officer from March 2015 to May 2017. Prior to joining our Company, he was the Managing Director and the Chief Financial Officer of Baird Financial Group, a capital markets and wealth management company, and certain of its affiliates from April 2011 to March 2015. He also served from April 2011 to March 2015 as Treasurer of Baird Funds, Inc., a family of fixed income and equity mutual funds managed by Robert W. Baird & Co. Incorporated, a registered broker/dealer. From February 1995 to April 2011, Mr. Zarcone was a Managing Director and Chief Operating Officer of the Investment Banking department of Robert W. Baird & Co. Incorporated. From February 1986 to February 1995, he was with the investment banking company Kidder, Peabody & Co., Incorporated, most recently as Senior Vice President of Investment Banking. Mr. Zarcone is a member of the Board of Directors of Generac Power Systems, Inc., a designer and manufacturer of power generation equipment and engine-powered products.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Zarcone should serve as a director of LKQ include the experience Mr. Zarcone gained serving as our President and Chief Executive Officer since June 2017 and our Chief Financial Officer from March 2015 through May 2017, the financial and operating experience he acquired at Robert W. Baird, including as a Chief Financial Officer and Chief Operating Officer -- Investment Banking, and his extensive involvement in various financing and acquisition transactions by LKQ during his tenure at Baird.

We recommend that you vote “FOR” the election of each of the nominees for director.

Nominating Process

The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation.

In the broader context of the needs of the Board and how our Company, industry and business strategies evolve over time, some of the competencies and personal attributes that the Governance/Nominating Committee considers include a nominee’s experience, general judgment and knowledge, grasp of the Company’s business, understanding of the function of the Board to represent stockholders’ interests, willingness to devote adequate time to board duties, ability to effectively communicate, and demonstration of vision and leadership. The Governance/Nominating Committee charter also includes contributing to the diversity of the Board and ability to enhance the Board as a whole on the list of competencies and personal attributes that are considered when evaluating a board candidate. In identifying nominees for director, the Governance/Nominating Committee seeks persons with diverse and complementary (as opposed to overlapping) competencies and attributes.

Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Corporate Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Other Information -- Submitting Your Proposals for the 2023 Annual Meeting.”

See “Introduction -- An Overview of LKQ’s Mission and How our Board Composition Is Aligned with our Strategy” above and “Corporate Governance -- Succession and Refreshment” below for more discussion of these matters.

CORPORATE GOVERNANCE

LKQ is committed to high standards of corporate governance and business practices. We seek to be transparent with our stockholders regarding these matters and publicly share the guidelines and charters that govern our Board and our Board committees, which help ensure LKQ is responsible and accountable.

Corporate Governance Guidelines

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including:

•Board composition, independence and membership criteria;

•Length of board service and the review process upon a change in status of a director;

•Board meeting procedures;

•Board committees, committee membership selection, and committee functions; and

•Director rights and responsibilities, including access to information, the retention of independent experts, orientation and education programs, an annual evaluation of governance practices, and risk oversight.

Our Corporate Governance Guidelines can be found on our website at www.lkqcorp.com.

Performance Evaluation

Each year, the Chairman of the Board interviews each director to obtain his or her assessment of the effectiveness of the Board and its committees, director performance, board dynamics, and the relationship with management. The results of such interviews are summarized and presented to the Board of Directors for discussion. In addition, the chair of each Board committee annually conducts an evaluation with the committee members of the performance and procedures of the committee. Appropriate follow-up occurs with respect to matters requiring additional consideration, including as to opportunities to enhance and strengthen the functioning of our Board committees.

Board Leadership Structure

We have different persons in the roles of Chairman of the Board and Chief Executive Officer and also have a Lead Independent Director. Mr. Holsten has been our Chairman of the Board since November 2011 and was appointed our Executive Chairman in March 2017. Mr. Zarcone has been our Chief Executive Officer since May 2017. We believe that this leadership structure is appropriate for our Company because our Executive Chairman of the Board and our Chief Executive Officer complement each other in their common objective of promoting the best interests of our stockholders. Mr. Holsten led our Company as its top executive from November 1998 through December 2011 (as the Co-Chief Executive Officer during the 2011 calendar year), after which he retired from his officer position. He had assumed the Chairman of the Board position shortly after the death of Donald Flynn, the former Chairman. Mr. Holsten brings to the Executive Chairman of the Board position a great deal of experience operating companies and also has a strong financial accounting background. Mr. Zarcone's areas of expertise include finance, capital-raising, acquisitions and operations -- areas that overlap and supplement Mr. Holsten's specialties. Mr. Subramanian is our Lead Independent Director. Our Lead Independent Director leads the executive sessions of our independent directors and focuses particular attention on our corporate governance matters. The Company plans to continue to utilize this board leadership structure through the date of our Annual Meeting of Stockholders on May 10, 2022. Mr. Holsten intends to resign as Executive Chairman of the Board effective immediately prior to the election of directors but continue serving as a director. The Board has determined that Mr. Subramanian will succeed Mr. Holsten as Chairman of the Board of Directors effective upon Mr. Subramanian’s election as a director at our 2022 Annual Meeting of Stockholders. Following the meeting, we will have different persons in the roles of Chairman of the Board and Chief Executive Officer but no longer have a Lead Independent Director, as Mr. Subramanian will be serving as independent Chairman of the Board.

Role of Board of Directors in Our Risk Management Process

We have processes in place to manage our key strategic, operational, financial, and compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face and our risk management processes. We implement our risk management processes through the regular reports to the Board of such risks by each of our Executive Chairman of the Board and our Chief Executive Officer and other appropriate executives (including our Chief Financial Officer and our General

Counsel) with respect to matters within their areas of expertise, including such matters as acquisitions, capital raising transactions, financial accounting matters and legal issues. Our Board members engage in discussions with these officers regarding their areas of expertise, including assessments of the risks relating thereto. In addition, our Corporate Audit department develops a risk-based audit plan annually that is reviewed with our Audit Committee, along with the results of internal audit reviews and activities. We also have a Risk Management Committee (“RMC”) composed of key members of management including our business units. The purpose of the RMC is to identify and prioritize enterprise-wide strategic risks, assign owners to such risks, and track remediation efforts. The RMC periodically reports its findings to the Board of Directors.

The Board of Directors also oversees the Company’s programs for monitoring the Company’s information security status. The Chief Information Officer and the Chief Information Security Officer present a formal report to the Board of Directors at least annually covering the security threat landscape, security incidents affecting the Company, and the readiness of the Company’s security program. Several members of the Board have experience in the digital technology area and are thus particularly suited to overseeing the Company’s information security matters. The Company carries a global cyber liability insurance policy that we believe is appropriate for our Company’s risk.

Board Oversight of Strategy and Environmental, Social and Governance ("ESG")

Oversight of the Company’s strategic planning process is a key responsibility of the Board. In this regard, the Board conducts an annual comprehensive review of our strategic plans and reviews our overall business. Discussion topics include, but are not limited to, our mission and values; competitive position of our existing businesses; potential new or expanded lines of business; potential geographic expansion; key industry trends and evolving technologies which may impact the demand for our products and services; financial trends and outlook; capital allocation; talent management; regulatory environment; and matters related to our ESG initiatives. Discussions about the Company’s strategy and execution are also undertaken by the Board committees. This process enables the Board to assess the Company’s strategy over the short, intermediate and long term.

The Governance/Nominating Committee of the Board has responsibility for overseeing the Company’s ESG initiatives. As part of its oversight role, the Committee directed management to prepare an annual Corporate Sustainability Report addressing the Company’s commitment to responsible ESG practices. Our Corporate Sustainability Report for 2021 is scheduled to be released in the second quarter of 2022.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Governance/Nominating Committee, has affirmatively determined that each nominee for election as a director (except Messrs. Holsten and Zarcone) is independent in that each such person has no material relationship with the Company, our management or our independent registered public accounting firm, and otherwise meets the independence and other requirements of the listing standards of Nasdaq, the rules and regulations of the SEC and applicable law. The Board determined that Mr. Holsten is not independent due to his status as Executive Chairman and that Mr. Zarcone is not independent due to his status as a current executive officer of the Company.

Director Attendance

The Board held eight meetings (four regular and four special) during fiscal 2021. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which such director served that were held during the period during which such director served as a director. At its regular meetings, the independent members of the Board sometimes hold executive sessions without management present. Two executive sessions were held in 2021.

We encourage all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All persons who were directors at the time attended our annual meeting of stockholders in 2021.

Director Stock Ownership Guidelines

The Board has established stock ownership guidelines that provide that each non-employee director is expected to hold a minimum of at least the number of shares equal in value to five times the annual cash board service retainer and to provide that such ownership amount would be obtained within five years after first becoming subject to the guidelines. Until the expected level of ownership is achieved, each director must retain at least 50% of the net after-tax shares from equity compensation vesting. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

Pledging/Hedging

The Company’s policies prohibit directors from pledging our common stock or engaging in hedging transactions involving our common stock.

Succession and Refreshment

Our Board of Directors is committed to effective board succession planning and refreshment, using processes such as board self-evaluations, board refreshment discussions, and consideration of the annual slate of board nominees by our Governance/Nominating Committee and by our Board of Directors. As a result of these different processes, directors have decided (for personal or professional reasons) or have been asked (for reasons related to their ongoing contributions to the Board and the Company) not to stand for re-election at the next annual meeting of stockholders.

Committees of the Board

Our Board has four standing committees. They are the Audit Committee, the Compensation and Human Capital Committee, the Governance/Nominating Committee and the Industry, Regulatory and Consumer Awareness (IRCA) Committee. The Board reviews and determines the membership of the committees at least annually, with input from the Governance/Nominating Committee. The current membership of the committees is set forth in the table below.

Name	Audit Committee	Compensation and Human Capital Committee	Governance/Nominating Committee	IRCA
Patrick Berard	—	Member	Member	—
Meg A. Divitto	—	Member	—	Member
Robert M. Hanser	—	Member	—	Chairperson
Joseph M. Holsten	—	—	—	—
Blythe J. McGarvie	Chairperson	—	Member	—
John W. Mendel	Member	Chairperson	—	—
Jody G. Miller	—	—	Member	Member
Guhan Subramanian	Member	—	Chairperson	—
Xavier Urbain	Member	—	—	Member
Jacob Welch	Member	Member	—	—
Dominick P. Zarcone	—	—	—	Member

At its meeting on March 8, 2022, the Board of Directors made the following committee appointments effective as of May 1, 2022: Ms. Miller was designated the Chairperson of the Governance/Nominating Committee, and Ms. Divitto was added to the Governance/Nominating Committee. Mr. Holsten was added to the IRCA Committee, and Ms. Divitto was removed from the IRCA Committee.

The functions of each committee are described below.

Audit Committee

The Audit Committee’s functions include selecting, appointing and evaluating our independent registered public accounting firm and recommending that firm for ratification by stockholders; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; overseeing the activities of our Corporate Audit department; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; reviewing compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. The Audit Committee meets quarterly with management and our independent registered public accounting firm to review our annual and quarterly reports and earnings releases prior to their issuance.

All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of Nasdaq. Our Board of Directors has determined that Ms. McGarvie satisfies the requirements to be designated an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Audit Committee met nine times during 2021.

Compensation and Human Capital Committee

The Board approved a change in the name of this committee from "Compensation Committee" to "Compensation and Human Capital Committee" on May 11, 2021, to reflect a broader focus on human capital management, including ESG, diversity and inclusion initiatives. The Compensation and Human Capital Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our incentive compensation plans. All of the Compensation and Human Capital Committee members are independent as defined in Nasdaq's listing standards. The Compensation and Human Capital Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Compensation and Human Capital Committee met five times during 2021.

The compensation of our executive officers is determined through a process involving our Executive Chairman of the Board, our Chief Executive Officer and our Compensation and Human Capital Committee. Our Executive Chairman of the Board typically proposes the compensation of our Chief Executive Officer. Our Chief Executive Officer typically proposes the compensation of the remaining executive officers. The Compensation and Human Capital Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and to make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation and Human Capital Committee concerning executive compensation.

Governance/Nominating Committee

The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors, for periodically reviewing non-employee director compensation, and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. All of the members of the Governance/Nominating Committee are independent as defined in Nasdaq's listing standards. The Governance/Nominating Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Governance/Nominating Committee met four times during 2021.

Industry, Regulatory and Consumer Awareness Committee

The responsibilities of the IRCA Committee are to oversee and monitor legislative and regulatory issues, political fundraising and contributions, compliance with regulatory requirements, and technological changes that may impact our industry, customers or suppliers. The IRCA Committee oversees any lobbying activity engaged in by LKQ. The IRCA Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The IRCA Committee met four times in 2021.

Stockholder Communications with the Board of Directors

Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, Attention: Corporate Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.

Compensation and Human Capital Committee Interlocks and Insider Participation

Board members who served on the Compensation and Human Capital Committee in 2021 were Patrick Berard, Meg Divitto, Robert Hanser, John Mendel, John O'Brien and Jacob Welch. Mr. Mendel replaced Mr. O'Brien, who did not stand for re-election to the Board in May 2021, as the Chairperson of the Compensation and Human Capital Committee. The Compensation and Human Capital Committee determines the compensation of our executive officers. None of these persons is or was an officer or employee of the Company nor are any of our directors officers of any other entity for which one of our executive officers served as a director or makes compensation decisions.

DIRECTOR COMPENSATION

Director Fees

The Board intends to set director compensation levels near the market median relative to director compensation at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively and fairly for their time commitment and responsibilities. The Board periodically reviews the components and amounts of director compensation to determine if any adjustments are appropriate and as part of such review, regularly engages an outside consultant to provide information and advice on such matters. The last such review was conducted in May 2020 and benchmarked our director compensation practices against the same peer group of companies used in executive compensation comparisons (see page 28). Findings from the review indicated that our director compensation was slightly below the peer group median and that the structure of our program was consistent with current best practices. No changes were made to the program in 2021. Following is a summary of the director compensation program for 2021:

•Retainer-only cash compensation with no fees for attending meetings (which is an expected part of board service), with additional retainers for special roles such as Executive Chairman of the Board, Lead Independent Director, and committee chairs and members to recognize their incremental time and effort. Cash compensation in 2021 for our non-employee directors consisted of:

◦annual cash board service retainer of $100,000;

◦annual cash payments for serving on committees of the Board:

▪$35,000 and $15,000 for each of the chairman and the other members of the Audit Committee, respectively;

▪$25,000 and $10,000 for each of the chairman and the other members of the Compensation and Human Capital Committee, respectively;

▪$20,000 and $10,000 for each of the chairman and the other members of the Governance/Nominating Committee, respectively; and

▪$18,000 and $8,000 for each of the chairman and the other members of the IRCA Committee, respectively.

•Significant portion of total compensation in the form of full-value equity awards, for alignment with stockholders, where annual grants are based on a fixed dollar amount and the vesting period is short to avoid entrenchment. In 2021, equity compensation for non-employee directors consisted of an annual grant of restricted stock units ("RSUs") covering a number of shares valued on the grant date at approximately $115,000. The 2021 equity grant will vest in May 2022, one year after the date of grant, subject to continued service through the vesting date.

•Meaningful stock ownership requirements equal in value to five times the annual cash board service retainer.

•No benefits or perquisites.

Certain director positions received additional payments. Mr. Holsten, our Executive Chairman of the Board, was paid in 2021 an additional annual amount of $700,000 for his oversight and mentoring of our Chief Executive Officer and other duties performed on behalf of LKQ. Mr. Subramanian received in 2021 an annual amount of $25,000 for his role as Lead Independent Director. Mr. Zarcone does not receive compensation for serving as a member of the Board or any of its committees since he is an employee director.

Each director has the option, by making an election by December 31 of each year, to receive the cash portion of director compensation for the following calendar year in shares of our common stock instead of cash. None of our directors elected to receive his or her cash compensation for 2021 in shares of our common stock. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with serving on our Board.

Indemnification

Each member of our Board of Directors is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2021 for each of our directors that served during 2021 (other than Mr. Zarcone).

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Patrick Berard	$120,000	$115,008	$235,008
Meg A. Divitto	118,000	115,008	233,008
Robert M. Hanser	128,000	115,008	243,008
Joseph M. Holsten	800,000	115,008	915,008
Blythe J. McGarvie	145,000	115,008	260,008
John W. Mendel	135,068	115,008	250,076
Jody G. Miller	118,000	115,008	233,008
John F. O'Brien(3)	47,957	—	47,957
Guhan Subramanian	160,000	115,008	275,008
Xavier Urbain	123,000	115,008	238,008
Jacob Welch(4)	122,260	115,008	237,268
(1)    The amounts represent the aggregate grant date fair value of awards granted in 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). See Note 6 of the consolidated financial statements in our 2021 Annual Report regarding assumptions underlying the valuation of equity awards. Each director received only one award in 2021 and, consequently, the grant date fair value of such award is the amount disclosed in this column.

(2)    As of December 31, 2021, the non-employee directors held the following outstanding equity awards: Mr. Berard, 2,340 RSUs; Ms. Divitto, 2,340 RSUs; Mr. Hanser, 2,340 RSUs; Mr. Holsten, 2,340 RSUs; Ms. McGarvie, 2,340 RSUs; Mr. Mendel, 2,340 RSUs; Ms. Miller, 2,340 RSUs; Mr. Subramanian, 2,340 RSUs; Mr. Urbain, 2,340 RSUs; and Mr. Welch, 2,340 RSUs.

(3)    Mr. O'Brien retired from the Board of Directors as of May 11, 2021.

(4)    The Fees Earned or Paid in Cash and Stock Awards set forth above were paid to ValueAct and not Mr. Welch, in accordance with an arrangement between Mr. Welch and ValueAct.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is responsible for appointing our independent registered public accounting firm, and for recommending such appointment for stockholder ratification. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP ("Deloitte") to serve as our independent registered public accounting firm for 2022. The primary responsibility of Deloitte is to audit and express an opinion on our financial statements and our internal controls over financial reporting.

Deloitte has served as our independent registered public accounting firm since 1998 and also has provided non-audit services from time to time. We believe that the long tenure of Deloitte as our auditor is beneficial to our Company because, among other reasons, it enhances the quality of the audit due to the firm’s historical knowledge and thorough understanding of our business, accounting practices and internal controls over financial reporting. At the same time, the Audit Committee is mindful of the risks of Deloitte’s long tenure and carefully monitors Deloitte’s performance, fee structure and any issues bearing on the independence of the firm.

Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.

Audit Fees and Non-Audit Fees

The following table summarizes the fees and expenses of Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and other services for the periods indicated.

	2021	2020
Audit Fees	$6,271,634	$5,816,208
Audit-Related Fees	555,534	31,400
Tax Fees	2,051,561	1,917,127
All Other Fees	—	73,923
Total Audit and Non-Audit Fees	$8,878,729	$7,838,658

For 2021 and 2020, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits. Audit-related services primarily consisted of special purpose audits and assistance with acquisition due diligence. Tax services included domestic and foreign tax compliance, research and planning. Tax compliance fees totaled $142,031 and $213,795 in 2021 and 2020, respectively. All other fees in 2020 related to miscellaneous advisory services.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee approves, at the beginning of each year, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a report to the committee on a periodic basis regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte will be available at the 2022 Annual Meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2022 Annual Meeting, although they will have the opportunity to do so.

We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP ("Deloitte"), our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2021. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee has also received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed the accounting firm's independence with Deloitte. The Audit Committee also considered whether the provision of non-audit services by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates was compatible with maintaining Deloitte’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ's Annual Report on Form 10-K for the year ended December 31, 2021.

In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by Nasdaq.

Audit Committee (as of March 21, 2022):
Blythe J. McGarvie (Chair)
John W. Mendel
Guhan Subramanian
Xavier Urbain
Jacob Welch

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the “Executive Compensation -- Compensation Discussion and Analysis” and “Executive Compensation -- Compensation Tables” sections of this Proxy Statement, which discuss how our compensation design and practices reflect our compensation philosophy. The Compensation and Human Capital Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the 2022 Annual Meeting:

“RESOLVED, that the stockholders of LKQ Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2022 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on us, the Board of Directors or the Compensation and Human Capital Committee, although our Compensation and Human Capital Committee will consider, among other things, the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

We recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

OTHER PROPOSALS

We know of no matters to be brought before the 2022 Annual Meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS

This section describes the Company’s compensation programs for our executive officers named below that were in effect for 2021 and the decisions made with respect to these programs. Our goal is to explain the details of our compensation programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders. This section contains compensation information for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers, in each case who were serving as executive officers as of December 31, 2021. Our named executive officers for 2021 were:

•Dominick Zarcone, President and Chief Executive Officer

•Varun Laroyia, Executive Vice President and Chief Financial Officer

•Arnd Franz, Senior Vice President of the Company and Chief Executive Officer, LKQ Europe

•Justin Jude, Senior Vice President of Operations -- Wholesale Parts Division

•Walter Hanley, Senior Vice President -- Development

Executive Summary

Despite facing significant supply chain disruptions, labor shortages, and inflationary pressures, we delivered the most profitable year in the history of the Company. Our teams across all segments embraced and delivered on our operational excellence initiatives of profitable revenue growth, sustainable margin expansion and strong cash flow generation throughout all of 2021. The continued robust cash flow generation enabled us to maintain our balanced capital allocation policy, and through our stock repurchase program and inaugural quarterly dividend payment, we returned $950 million to our stockholders in 2021.

Key milestones achieved in 2021 include:

•Record full-year revenue and profitability
•EBITDA margins increased year over year
•Strong free cash flow generation
•Maintained net leverage well below our target
•Achieved an investment-grade rating from Fitch
•Repurchased 17.2 million shares of LKQ stock for a total of $877 million
•Issued the first dividend in the history of the company
•Launched comprehensive employee surveys in North America and Europe to help in our journey to enhance the employee experience
•Issued our inaugural Corporate Sustainability Report and received an ESG rating of AA from MSCI

Compensation Elements

Compensation Component	Description/Purpose	2021 Highlights
Direct Compensation
Base Salary	•Fixed compensation element •Salary levels based on market rates, executive’s experience, responsibilities, and contribution to our development and growth	•Increases in 2021 aimed at aligning more closely with peers •Refer to “Elements of Our Compensation Programs -- Base Salaries”
Annual Bonus
•Cash incentive designed to reward achievement of annual performance objectives

•2021 annual bonuses were based on EBITDA, EBITDA margin percentage, and cash flow

•Segment leaders had targets reflecting both corporate and segment performance
•Our 2021 financial results led to bonus payments ranging from 196% to 200% of target •Refer to "Elements of Our Compensation Programs -- Annual Bonus Awards”
Long-Term Incentive Award
•Cash incentive designed to reward multi-year performance, as well as the executive's continued employment over the vesting period

•For the 2021-2023 performance period, each executive is eligible to earn from 0 to 200% of their target award based on the Company’s adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and return on invested capital (“ROIC”), each measured as an average over the three-year performance period. Amounts earned based on financial results may be modified up or down by up to 10% based on achievement versus multi-year ESG goals

•For the 2019-2021 performance period, goal achievement resulted in a payout of 120% of target

•For 2021 long-term incentive awards, this component represented 25% of each named executive officer's overall target grant value

•Refer to "Elements of Our Compensation Programs --Long-Term Incentive Awards"

Performance-Based Restricted Stock Units (PSUs)
•Share-based incentive designed to align the interests of management with those of our stockholders, reward multi-year performance, and promote retention of key talent

•In 2021, executives were granted two types of units ("PSU-1s" and "PSU-2s") that will be converted to a number of common shares, subject to achievement of performance goals, as well as the executive’s continued employment over the vesting period

◦PSU-1s generally vest over a three-year period, subject to the executive’s continued employment, but only if we achieve positive diluted EPS during any fiscal year within five years from the date of grant

◦PSU-2s may be earned from 0 to 200% of the target number of shares based on the Company's adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and ROIC, each measured as an average over the three-year performance period

•Because positive diluted EPS was achieved for 2021, one-third of the PSU-1s granted in 2021 vested, and the remaining portion will vest over the next two years subject to continued service

•For the 2019-2021 performance period, goal achievement resulted in payout of 120% of the target number of PSU-2s granted in 2019

•For 2021 long-term incentive awards, PSU-1s and PSU-2s represented 50% and 25%, respectively, of each named executive’s overall target grant value

•Refer to "Elements of Our Compensation Programs -- Long-Term Incentive Awards"

Compensation Component	Description/Purpose	2021 Highlights
Indirect Compensation
Health and Welfare Benefits	•Standard health and welfare benefits to provide a level of financial support in the event of injury or illness	•Executives generally participate in the same benefits programs as other employees in their region
Retirement
•For U.S. executive officers, provide opportunities to save for retirement in a tax efficient manner

•401(k) plan with company matching contribution and supplemental deferred compensation plan to allow executive officers to contribute (and receive a company match on) amounts in excess of IRS limits
•Executives who participate in the 401(k) plan and supplemental plan do so on the same basis as all other eligible employees
Severance Protection
•Severance Policy provides financial support in the event of an involuntary termination of employment

•Change of Control agreements enable executives to objectively consider transactions that will benefit stockholders even if they would result in termination of employment

•Termination provisions in equity award agreements outline the treatment of each award under various termination scenarios

•In the event of a Change of Control, cash severance would be payable on a “double-trigger” basis, meaning the executive generally must experience a qualifying termination within 24 months of the Change of Control to receive benefits

•Our PSUs have “double-trigger” vesting, meaning that vesting of PSUs will accelerate in connection with a Change of Control only if either (a) the successor entity does not assume, convert, or replace the awards with a similar award or (b) the participant experiences a qualifying termination within 24 months of the Change of Control

Target Total Direct Compensation Mix

A significant portion of our executive compensation is in the form of incentive-based compensation. We consider our annual bonus awards, long-term incentive awards and equity incentive grants incentive-based compensation because their value depends in whole or in part on the financial performance of the Company and/or our stockholder return performance. The following charts set forth the percentage of our Chief Executive Officer's and the other named executive officers' 2021 target direct compensation that was incentive-based.

Compensation Governance Highlights

What we do		What we don’t do
✓	The majority of our executives’ target total direct compensation is tied to performance.	✗	We do not provide golden parachute excise tax or other tax gross-ups.
✓
We require executive officers and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

		✗	Neither our Severance Policy nor our Change of Control Agreements provide "single-trigger" cash severance upon a Change of Control.
✓
Our equity awards include meaningful restrictive covenants (e.g., non-competition, non-solicitation of customers and employees, etc.) that, if violated, would result in forfeiture of: (i) unvested awards, (ii) shares received upon vesting of awards, and (iii) cash proceeds received upon sale of such shares.

		✗	Our equity grant agreements do not provide "single-trigger" equity vesting upon a Change of Control.
		✗	Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.
✓	Our Compensation and Human Capital Committee is composed entirely of independent directors.	✗	We do not allow executives and directors to pledge or hedge Company stock.
✓	Our Compensation and Human Capital Committee engages an independent compensation consultant that provides no other services to the Company.
✓	We periodically assess our executive compensation programs to ensure they do not create risks that are likely to have a material adverse effect on our Company.
✓	Our Compensation and Human Capital Committee added an ESG component to our cash long term incentive awards for the 2021-2023 performance period.

Advisory Vote on Executive Compensation

We submit to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers ("say-on-pay"). At our 2021 Annual Meeting, our stockholders expressed strong support for our executive compensation program with more than 96% percent of shares voted cast in favor of approval of our compensation program for our named executive officers. The Compensation and Human Capital Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices, as well as feedback from our ongoing engagement with stockholders on a variety of issues, including executive compensation and corporate governance. While no changes were made to the program in direct response to the 2021 say-on-pay vote outcome, we did make changes to our 2021 Long-Term Incentive Program based on input from stockholders during the year. Refer to “Long Term Incentive Awards -- Cash-Based LTI Awards — 2021-2023 LTI,” for more detail.

Objectives of Our Compensation Programs

Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive market, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain quality management.

What Our Compensation Programs are Designed to Reward

Our compensation programs are designed to reward our executive officers for the performance of our Company and the individual performance of each executive officer. Specifically, with respect to the performance of our Company,

•Our annual bonus program is designed to reward successful performance based on EBITDA, EBITDA margin percentage and cash flow generation,

•Our cash long-term incentive program and performance-based restricted stock units (“PSU-2s”) are designed to reward successful performance based on adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and ROIC, each measured as an average over the three-year performance period,

•Starting with the 2021-2023 performance cycle, our cash long-term incentive program includes an ESG modifier that may increase or decrease earned amounts by up to 10% based on performance against our multi-year ESG objectives,

•Our traditional performance-based restricted stock units (“PSU-1s”) are designed to reward profitability, and

•In addition to rewarding achievement of the performance vesting requirements for our PSU-1s and PSU-2s, our performance-based restricted stock units reward long-term total stockholder return because the ultimate value of any earned awards is tied to our stock performance during the performance and vesting periods.

With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual’s area of responsibility and consider certain subjective factors, including the individual’s management and leadership skills, ability to resolve challenges and to overcome obstacles, and overall contribution to our success. Individual performance is a factor in the determination of adjustments to base salary, annual bonus targets, and long-term incentive award opportunities, along with other considerations including external market data, the unique scope of each executive’s role and responsibilities, the criticality of certain positions to our success, and internal pay parity.

Executive Compensation Decision-Making

Role of the Compensation and Human Capital Committee and Management

Management provides to the Compensation and Human Capital Committee historical compensation information relating to our executive officers to aid the deliberations of the Compensation and Human Capital Committee regarding executive officer compensation. The information typically includes historical and proposed base salaries, bonuses, long-term cash incentive awards, equity-based awards, and any other material component of compensation or benefits. The Compensation and Human Capital Committee takes into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. In addition, the Compensation and Human Capital Committee receives recommendations from the Executive Chairman of the Board regarding the compensation of the Chief Executive Officer and receives recommendations from the Chief Executive Officer regarding the compensation of the other executive officers.

Role of the Compensation and Human Capital Committee’s Consultant

The Compensation and Human Capital Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent executive compensation advisors. F.W. Cook reports directly to the Compensation and Human Capital Committee and does no work for management that is not under the Compensation and Human Capital Committee’s purview. The Compensation and Human Capital Committee has considered the independence of F.W. Cook and determined that its engagement of F.W. Cook did not raise any conflicts of interest with LKQ or any of our directors or executive officers.

F.W. Cook periodically conducts comprehensive reviews of our executive officer compensation programs to provide competitive context for the Compensation and Human Capital Committee's decisions on setting target pay levels and incentive program design. The reviews include a comparative analysis of our executive compensation program with the executive compensation programs of a peer group of companies. The peer group used for competitive comparisons to inform the Committee's decisions on setting 2021 target pay opportunities and program design was as follows:

Advance Auto Parts, Inc.	Goodyear Tire & Rubber Company	United Rentals, Inc.
Aptiv Plc.	HD Supply Holdings, Inc.	Visteon Corporation
AutoZone, Inc.	Lear Corp.	W.W. Grainger Inc.
BorgWarner Inc.	MSC Industrial Direct Co., Inc.	Watsco, Inc.
Dana Incorporated	O’Reilly Automotive, Inc.	WESCO International, Inc.
Fastenal Company	Republic Services, Inc.
Genuine Parts Company	Tenneco Inc.

The Compensation and Human Capital Committee does not target any specific percentile with regard to setting the compensation opportunities of our executive officers in comparison to the executive officers of the peer group.

In November 2021, at the Compensation Committee's direction, F.W. Cook conducted another comprehensive review of our executive officer compensation program to inform decisions on 2022 target pay opportunities and program design. Prior to this competitive analysis, F.W. Cook reviewed the comparative peer group for continued appropriateness. F.W. Cook recommended and the Committee approved the following changes to the peer group: HD Supply Holdings, Inc. was removed because it was acquired; MSC Industrial Direct Co., Inc., Tenneco Inc. and Visteon Corporation were removed because they did not meet the size criteria; and Adient plc and CDW Corp. were added because they have similar business characteristics to us.

Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element

The elements of our direct compensation programs are base salaries, annual bonus awards, and long-term cash and equity incentive awards. We believe that this mix of compensation elements helps us to achieve the objectives of our compensation programs and provides appropriate short-term and long-term motivation to our executive officers.

Base Salaries

Base salaries are the fixed component of each executive’s target total direct compensation opportunity. The Compensation and Human Capital Committee considers the following factors when setting the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company’s development and growth; and the executive officer’s experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.

The 2021 and 2020 year-end base salaries of our named executive officers are provided in the following table. The salaries of the named executive officers (other than Mr. Zarcone) were increased in 2021 to align their salaries more closely with similarly-situated executives at the peer companies.

Executive	2021 Salary	2020 Salary
Dominick Zarcone	$1,050,000	$1,050,000
Varun Laroyia	$770,000	$750,000
Arnd Franz	CHF625,000	CHF600,000
Justin Jude	$600,000	$550,000
Walter Hanley	$470,000	$460,000

Annual Bonus Awards

We offer annual bonus awards under our Cash Incentive Plan (“CIP”) to provide incentives for superior performance over a one-year time horizon. Each participant in the bonus program (including our named executive officers) is eligible to receive a cash payment equal to a percentage of the participant’s base salary at specified threshold, target, and maximum levels of performance.

In 2021, consistent with 2020, the corporate performance measures for our executive officers’ bonuses were the Company’s EBITDA (weighted 30%), EBITDA margin percentage (weighted 30%), and free cash flow (weighted 40%). Bonuses for Messrs. Zarcone, Laroyia, and Hanley were based entirely on the corporate performance measures. In 2021, consistent with 2020, Mr. Franz, the head of our European operations, and Mr. Jude, who heads our North American Wholesale operations,

20% of their bonuses were based on these corporate performance measures, and 80% of their bonuses were based on similar measures for their respective business segments.

EBITDA is defined as Segment EBITDA as presented in our public filings. EBITDA margin percentage is calculated as EBITDA divided by revenue. Free cash flow reflects net cash provided by operating activities less purchases of property, plant and equipment. All performance measures were subject to adjustments for certain items as specified by the Compensation and Human Capital Committee at the time the bonus targets were established. Such adjustments for 2021 related to currency exchange rates; atypical environmental and legal losses; and other extraordinary, unusual or infrequently occurring items. The adjustments had the net effect of (i) increasing the reported consolidated EBITDA from $1,785 million to $1,786 million, (ii) increasing the reported consolidated EBITDA margin percentage from 13.6% to 13.8% and (iii) decreasing the reported free cash flow from $1,074 million to $1,061 million. The adjustments did not have an impact on the payout amounts attributable to EBITDA, EBITDA margin percentage and free cash flow as each unadjusted measure exceeded the maximum level.

The following table sets forth with respect to the 2021 annual bonus awards (a) the threshold, target, and maximum for each of the three performance metrics referenced above along with the actual achievement (which includes the EBITDA and free cash flow adjustments previously mentioned) and (b) each executive's bonus opportunity at target along with the earned bonus amount. Performance below threshold for a given measure would result in no payment for that component. Performance at threshold, target, or maximum for a given measure would result in payment of 50%, 100%, or 200% of target, respectively, for that component. Performance between levels is linearly interpolated.

	Corporate Program
($ in millions)	EBITDA (30% Wtg.)	EBITDA Percentage (30% Wtg.)	Free Cash Flow (40% Wtg.)
Target	$1,438	11.9%	$875
Achieved	$1,786	13.8%	$1,061
Payout as % of target	200%	200%	200%
Weighted Total	200%

	2021 Target Bonus Opportunity		2021 Actual Bonus Earned
	% Salary	$	% of Target	$
Dominick Zarcone	135%	$1,417,500	200%	$2,835,000
Varun Laroyia	75%	$573,678	200%	$1,147,356
Arnd Franz	60%	CHF371,301	196%	CHF729,321
Justin Jude	60%	$352,356	200%	$704,712
Walter Hanley	60%	$280,471	200%	$560,942

Bonus targets are established annually upon completion of our budget and guidance setting process and are approved by the Compensation and Human Capital Committee. Targets are based on events and circumstances as of the time that annual budgets are established and guidance is set, which may be impacted by external factors, including currency exchange rates, scrap and precious metals prices, and other external events, such as tax legislation and the COVID-19 pandemic. In some instances, based on these events and circumstances, bonus targets may be set at levels lower than the prior year actual performance. In 2021, we budgeted an increase in EBITDA dollars but a slight decrease in EBITDA percentage due to transitory effects related to metals in 2020 that were not projected to reoccur in 2021. Additionally, free cash flow in 2020 was significantly higher than in prior years as a result of, among other things, much lower investments in inventory to align with lower demand due to the pandemic. In 2021, our operational objectives included replenishing our depleted inventory levels, which we anticipated would reduce free cash flow levels relative to 2020. As a result, the 2021 bonus target for free cash flow was set at a level lower than actual performance for 2020.

Long Term Incentive Awards

We grant performance awards each year to certain of our key employees (including our named executive officers) that are designed to reward multi-year performance, create retention incentives, and in the case of equity awards to align the interests of recipients with those of stockholders because the realized value reflects our stockholder return. When making long-term incentive awards, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth and an estimate of the value of each award. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of equity awards granted each year.

In 2021, our long-term incentive awards to certain of our key employees (including our named executive officers) consisted of a mix of the following three grant types:

•Cash-Based Long-Term Incentive (“LTI”) Awards (weighted 25%): Cash-based long-term incentive opportunity granted under the CIP that may be earned from 0 to 200% of the target amount, based on performance against financial metrics measured over the three-year performance period from January 1, 2021 through December 31, 2023. The financial metrics for the 2021-2023 performance period are adjusted diluted EPS for 2023 (weighted 40%), three-year average parts & services organic revenue growth (weighted 40%), and three-year average ROIC (weighted 20%). Starting with the 2021 grants for the 2021-2023 performance period, amounts earned based on financial performance may be modified up or down by up to 10%, based on achievement of multi-year ESG objectives.

•PSU-1s (weighted 50%): Performance-based restricted stock units granted under the Equity Incentive Plan that generally vest over a three-year period, subject to the executive’s continued employment through the date of vesting, but only if we achieve positive diluted EPS during any fiscal year within five years from the date of grant. In addition, the PSU-1s are aligned with stockholders' interests because the ultimate value of any earned shares depends on our total stockholder return over the performance and vesting period.

•PSU-2s (weighted 25%): Performance-based restricted stock units granted under the Equity Incentive Plan that may be earned from 0 to 200% of the target number of shares based on the same financial metrics as used for the cash-based LTI awards, measured over the same three-year performance period, subject to the executive's continued employment through the date of vesting. In addition to rewarding achievement of such performance objectives, the PSU-2s are aligned with stockholders' interests because the ultimate value of any earned shares depends on our total stockholder return over the performance and vesting period.

Cash-Based LTI Awards

Target awards are established for each participant (including each named executive officer) as a specified dollar amount that may be earned up to 200% of the target award value, based on performance against the financial goals.

2019-2021 LTI

The performance measures for the 2019-2021 performance period were adjusted diluted EPS, average organic parts & services revenue growth and average return on invested capital ("ROIC"). ROIC is calculated as adjusted net operating profit after tax divided by average invested capital, which is defined as average stockholder's equity plus average net debt (calculated as total debt less cash and equivalents). The performance measures were subject to adjustments for certain items as specified by the Compensation and Human Capital Committee at the time the LTI targets were established. Such adjustments related to currency exchange rates (for adjusted diluted EPS only); asset impairments; restructuring and acquisition expenses; gains and losses related to acquisitions and divestitures; atypical environmental and legal losses; amortization expense of acquired intangibles; change in fair value of contingent consideration liabilities; results of discontinued operations; other extraordinary, unusual or infrequently occurring items; and certain other minor adjustments. The Compensation and Human Capital Committee, in establishing the target goals for the performance measures in 2019, took into consideration the effect of the potential adjustments that would be used to calculate the actual performance. Using the calculation method and adjustments approved by the Compensation and Human Capital Committee, diluted EPS for 2021 was increased from $3.66 on a GAAP basis to $3.94 for the LTI calculation and average ROIC for 2019-2021 was increased from 10.0% to 11.8%.

The table below sets forth the targets for these performance measures for the 2019-2021 performance period and the actual results for each component. These results produced a payout that was 120% of target. The Summary Compensation Table on page 36 sets forth under the column entitled “Non-Equity Incentive Plan Compensation” the amounts earned and subsequently paid for the years presented with respect to our named executive officers who were participants in the plan for this period.

	Weighting	Threshold Goal (50% of target payout)	Target Goal (100% of target payout)	Maximum Goal (200% of target payout)	Actual Results	Payout	Weighted Payout
Adjusted Diluted EPS (3rd Year)	40.0%	$2.57	$2.74	$2.92	$3.94	200%	80%
3-Year Average Organic Parts & Services Revenue Growth	40.0%	1.5%	2.5%	3.5%	0.2%	—%	—%
3-Year Average ROIC	20.0%	9.5%	9.75%	10.0%	11.8%	200%	40%
					Total Payout		120%
2021-2023 LTI

The performance measures for the 2021-2023 performance period are adjusted diluted EPS (calculated using the same adjustments as described in the 2019-2021 LTI section above), three-year average parts & services organic revenue growth, and three-year average ROIC (calculated as described in the 2019-2021 LTI section above). The table below sets forth the targets for these performance measures for the 2021-2023 performance period and the corresponding payout as percentages of targets

EPS Achievement in 2023 (40% Wtg.)	3-Year Average Parts & Services Organic Revenue Growth (40% Wtg.)	3-Year Average ROIC (20% Wtg.)	Payout (% of Target)(1)
<$2.93	<1.0%	<10.0%	0%
$2.93	1.0%	10.0%	50%
$3.14	2.0%	10.5%	100%
>=$3.35	>=3.0%	>=11.0%	200%
(1)    Payout percentages are calculated based on the weighted sum of the respective actual results of each performance measure. If the actual achievement is between the goal levels shown above, the payout is linearly interpolated

Starting with the 2021-2023 performance period, the Compensation and Human Capital Committee added a component to the cash-based long term incentive awards that provides that the earned and payable award amount may be modified by the Committee by increasing or decreasing the award amount by up to 10% depending on the attainment by the Company of its multi-year ESG initiatives.

Each officer’s threshold, target, and maximum award opportunity under the 2021-2023 LTI is set forth in the table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2021 on page 38.

PSU-1s

The PSU-1s generally vest in equal tranches over a three-year period on each six-month anniversary of the grant date, provided that we achieve positive diluted EPS during any fiscal year period within five years following the grant date. Generally, no PSU-1s vest prior to achievement of positive diluted EPS, and, if positive diluted EPS is not achieved within the five years following grant, the PSU-1 is forfeited. The performance-based condition for the PSU-1s granted in 2021 was met in February 2022, and all applicable PSU-1s that had previously met the time-based vesting condition have vested and the remaining PSU-1s will vest according to the remaining schedule of the time-based condition.

PSU-2s

The PSU-2s generally vest based on the performance of the Company with respect to adjusted diluted EPS, three-year average parts & services organic revenue growth, and three-year average ROIC over the three-year performance period (January 1, 2021 through December 31, 2023). The table above under "2021-2023 LTI" sets forth the targets for these performance measures for the 2021-2023 performance period and the corresponding payout as percentages of target share units.

The table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2021 on page 38 sets forth additional information about the grants made in 2021 under the LKQ Corporation 1998 Equity Incentive Plan (the "Equity Incentive Plan") to our named executive officers.

The performance goals for the PSU-2s for the 2019-2021 performance period were the same financial goals as outlined above on page 31 for the 2019-2021 cash-based long-term incentive awards. Goal achievement resulted in payout of 120% of the target number of PSU-2s granted in 2019.

Policy and Procedures for Granting Equity

We grant equity awards annually, on the first business day following the Company's release of earnings for the previously completed fiscal year, and in other limited circumstances, such as commencement of employment or promotion.

Other Compensation

In order to be competitive in attracting executive personnel, we provide certain other compensation to our executive officers, including matching contributions for a portion of the executive officers’ contributions to our retirement plans, contributions to a European defined contribution plan, payment of life insurance, disability insurance, accidental death or disability insurance premiums, and vehicle leasing. None of the other compensation elements we provide are grossed-up for imputed income taxes. See footnote 5 to the Summary Compensation Table for more information regarding these items of other compensation.

Retirement Plans

We have a 401(k) plan covering substantially all of our U.S. employees, including our U.S. named executive officers. The 401(k) plan allows participants to defer their eligible compensation in amounts up to the statutory limit each year. We make matching contributions equal to 100% of the portion of the participant's contributions that does not exceed 2% of the participant's eligible compensation and 50% of the portion of the participant's contributions between 2% and 6% of the participant's eligible compensation. We may make discretionary annual profit-sharing contributions on behalf of participants, but no such profit-sharing contributions were made in 2021. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively.

We also have two substantially similar plans for highly compensated U.S. employees, or HCEs, that supplement the 401(k) plan. All of our U.S. named executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plans to provide additional opportunities for retirement savings that would otherwise be restricted by IRS limits. The supplemental plans operate similarly to the 401(k) plan except that contributions by HCEs to the supplemental plans are not subject to the statutory maximum percentage, the balance in each HCE’s account in the supplemental plans is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.

The terms of the supplemental plans limit the maximum annual contribution by each participant to 100% of the HCE’s salary (including commissions), bonuses and cash long term incentive awards. Participants have the choice to invest the funds in their accounts in the supplemental plans from among a specified group of investment funds. A participant is entitled to a distribution of the funds in his or her account in the plan upon either a termination of service or, prior thereto, in the event the participant elected an in-service distribution.

Severance Protection

Severance Policy

We have a Severance Policy for Key Executives (the “Severance Policy”), including all of our named executive officers. The Severance Policy sets forth in a written document the terms and conditions that the Company would normally expect to follow upon an involuntary separation of service of a key executive. We believe that it is in the Company's interest to have a formal Severance Policy to provide increased certainty for the executives and the Company in the event of a severance. Further, the formalization of the policy is expected to assist the Company with the recruitment and retention of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Severance Policy provides cash severance and other benefits in the event of a termination by the Company without “cause” or by the Covered Executive (as defined below) with “good reason” (as each term is defined in the Severance Policy). For additional information about our Severance Policy, refer to “Potential Payments Upon Termination or Change in Control” on page 40.

Change of Control Agreements

We have Change of Control Agreements with certain of our employees, including each of our named executive officers, that provide cash severance and other benefits in the event of a qualifying termination within 12 months prior to or 24 months following a Change of Control, as defined in the agreements. We provide these agreements to ensure these executives are able to objectively consider transactions that will benefit stockholders even if it is likely to result in termination of the executives' employment. The agreements have an initial term of three years and will automatically renew for a two-year period at the end of the initial term and each two-year anniversary thereafter, unless notice of termination is given by the Company at least 60 days before any such renewal date. The operative provisions of the agreements will apply, however, only if a Change of Control, as defined in the agreements, occurs during the period the agreement is in effect. For additional information about our Change of Control Agreements, refer to “Potential Payments Upon Termination or Change in Control” on page 40.

Compensation-Related Governance Policies

Performance-Based Compensation Recovery Policy

In March 2019, our Compensation and Human Capital Committee adopted a Performance-Based Compensation Recovery Policy applicable to performance-based compensation granted to our executive officers on or after January 1, 2019. In the event that the Board of Directors determines that an executive officer engaged in fraud or intentional misconduct that caused the need for a material negative restatement of our financial statements, our Board of Directors, in its discretion and to the extent legally permitted, may recapture the incremental portion of compensation from any cash or equity-based award granted to such executive officer in the preceding three years in excess of the amount that would have been paid or payable based on the restated financial results.

Stock Ownership Requirements

Each of our named executive officers is expected to hold a minimum of at least the number of shares equal in value to a multiple of his or her annual base salary as set forth below. These requirements are to be satisfied within five years of an individual becoming subject to the requirements. Until the expected level of ownership is achieved, each executive must retain at least 50% of the net-after-tax shares from equity compensation vesting. For purposes of our stock ownership requirements, we include the number of shares actually owned by the named executive officer in his or her own name or in the name of an estate planning entity of which the named executive officer is the sole beneficiary. We also include restricted stock units. However, we exclude any shares of stock that the named executive officer has a right to acquire through the exercise of stock options and any shares of stock subject to the three-year performance awards (PSU-2s). The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

POSITION	MULTIPLE OF BASE SALARY
Chief Executive Officer	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

Insider Trading

We have a comprehensive insider trading policy that is applicable to, among others, our named executive officers. The policy prohibits trading during quarterly “blackout” periods and other periods during which material information about us has not been publicly disclosed.

Pledging/Hedging

The Company’s policies prohibit executive officers from pledging our common stock or engaging in hedging transactions involving our common stock.

Forfeiture of Equity Awards for Restrictive Covenant Violations

Our equity awards generally provide that our executive officers will forfeit to the Company their unvested equity awards, the shares received upon vesting of the equity awards, and the proceeds from the sale of shares received upon vesting of such equity awards if the executive officer violates the restrictive covenants in the award agreements relating to the equity awards.

The restrictive covenants prohibit the executive officer from competing with us, soliciting our customers and employees, and improperly using our confidential information, for a specified period after the executive officer’s affiliation with us ceases.

Indemnification

Each of our named executive officers is a party to an indemnification agreement with us that assures the officer of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Deductibility

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year. Our Compensation and Human Capital Committee will, consistent with its past practice, continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Risks Relating to our Compensation Policies and Practices

We periodically undertake an analysis of our compensation policies and practices to assess whether risks arising from such policies and practices are reasonably likely to have a material adverse effect on our Company. The analysis is performed by our management with oversight by the Compensation and Human Capital Committee of our Board of Directors. We analyze a number of potential risks including (a) the behaviors the compensation program would likely motivate, (b) the relative financial burden of the program, (c) the aspects of the program requiring judgment, (d) whether the program results in the loss, or failure to retain, critical talent, (e) the effects of the different time horizons of our compensation components, and (f) whether the Compensation and Human Capital Committee has discretion with respect to the administration of the program. Based on that analysis, we concluded in 2021 that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation and Human Capital Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2022 Annual Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation and Human Capital Committee (as of March 21, 2022):
John W. Mendel (Chair)
Patrick Berard
Meg A. Divitto
Robert M. Hanser
Jacob Welch

EXECUTIVE COMPENSATION—COMPENSATION TABLES

Summary Compensation Table

The following table includes information concerning compensation for the three-year period ended December 31, 2021 paid to our named executive officers:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Dominick Zarcone	2021	$1,050,000	$—	$4,200,026	$4,035,000	$160,610	$9,445,636
President and Chief Executive Officer	2020	$962,828	$—	$3,750,034	$3,003,525	$127,286	$7,843,673
	2019	$975,000	$—	$3,000,023	$2,373,814	$80,235	$6,429,072
Varun Laroyia	2021	$764,904	$—	$1,500,026	$1,657,356	$72,066	$3,994,352
Executive Vice President and Chief Financial Officer	2020	$624,631	$—	$1,500,021	$1,114,275	$59,882	$3,298,809
	2019	$554,808	$150,000	$1,275,050	$734,670	$38,507	$2,753,035
Arnd Franz *	2021	$677,068	$—	$1,050,064	$1,028,892	$143,349	$2,899,373
Senior Vice President of the Company and Chief Executive Officer, LKQ Europe	2020	$603,552	$221,687	$1,050,044	$221,994	$145,378	$2,242,655
	2019	$445,607	$279,850	$3,100,322	$—	$122,849	$3,948,628
Justin Jude	2021	$587,260	$—	$1,050,064	$1,064,712	$50,393	$2,752,429
Senior Vice President of Operations - Wholesale Parts Division	2020	$498,770	$—	$1,050,044	$697,779	$47,474	$2,294,067
	2019	$473,077	$—	$900,040	$765,446	$32,770	$2,171,333
Walter Hanley	2021	$467,452	$—	$1,050,064	$980,942	$51,986	$2,550,444
Senior Vice President - Development	2020	$438,885	$—	$1,050,044	$683,422	$45,269	$2,217,620
	2019	$457,308	$—	$1,050,005	$668,374	$36,121	$2,211,808
*    Effective October 1, 2019, Mr. Franz was appointed as Chief Executive Officer of LKQ Europe. Mr. Franz joined LKQ in April 2019. Amounts included within the tables above and that follow for 2021, 2020 and 2019 are translated from Swiss Francs (CHF) or Euros to U.S. Dollars at the 2021, 2020 and 2019 average exchange rates.
(1)    The base compensation of our executive officers is discussed beginning on page 29. With respect to year 2020, the base compensation of our executive officers reflects both the 20% salary reductions during the second quarter of 2020 and a four-month delay in adjusting the salaries.
(2)    Mr. Laroyia was paid a discretionary bonus of $150,000 for 2019 due to his individual contributions with respect to materially exceeding our targets for certain key financial metrics. Mr. Franz was paid a guaranteed bonus of €250,000 for 2019 as part of his compensation package when he commenced employment with us. The amount shown as bonus for Mr. Franz for 2020 represents the difference between his actual award under the annual incentive plan and the amount he would have received if his targets under that plan had not been modified as described in the proxy statement we filed with the SEC in connection with our 2021 Annual Meeting of Stockholders.
(3)    The amounts shown above represent the aggregate grant date fair value of awards granted during the period indicated, calculated in accordance with FASB ASC Topic 718. See Note 6 of the consolidated financial statements in our 2021 Annual Report regarding assumptions underlying the valuation of equity awards. Equity incentive grants, which are discussed beginning on page 31, include PSU-1s and PSU-2s. PSU-1s have only a single possible achievement level (target), which was the basis for the grant date fair value disclosed in the table above. PSU-2s may be earned from 0% to 200% of the target number of share units based on performance versus goals for the performance period beginning January 1, 2021 and ending December 31, 2023 and were valued based on performance at 100% of target in the table above. The amount disclosed for Mr. Franz for 2019 includes a sign-on RSU grant with a value of €2 million in addition to his other equity awards in 2019. The following table summarizes the grant date fair value of the 2021 awards as disclosed above and at maximum achievement levels for each executive:

	PSU-1s Grant Date Fair Value		PSU-2s Grant Date Fair Value
Name	Target	Maximum	Target	Maximum
Dominick Zarcone	$2,800,005	$2,800,005	$1,400,022	$2,800,044
Varun Laroyia	$1,000,004	$1,000,004	$500,021	$1,000,042
Arnd Franz	$700,030	$700,030	$350,034	$700,068
Justin Jude	$700,030	$700,030	$350,034	$700,068
Walter Hanley	$700,030	$700,030	$350,034	$700,068
(4)    Our Non-Equity Incentive Plan Compensation includes amounts related to our cash LTI awards and annual incentive awards. The amounts for each named executive officer for each of these award categories are set forth in the table below. The amounts shown under LTI Earned for 2021 are equal to the amounts earned and subsequently paid for the 2019-2021 performance period, the amounts shown under LTI Earned for 2020 are equal to the amounts earned and subsequently paid for the 2018-2020 performance period, and the amounts shown under LTI Earned for 2019 are equal to the amounts earned and subsequently paid for the 2017-2019 performance period. The amounts shown under Annual Earned are equal to the amounts earned and subsequently paid for each annual performance period under our annual bonus program related to the years presented. For more information regarding our annual incentive awards, see the section entitled "Annual Bonus Awards" beginning on page 29. For more information regarding our cash LTI awards, see the section entitled "Long Term Incentive Awards" beginning on page 31.

Name	Year	LTI Earned	Annual Earned	Total
Dominick Zarcone	2021	$1,200,000	$2,835,000	$4,035,000
	2020	$483,210	$2,520,315	$3,003,525
	2019	$638,368	$1,735,446	$2,373,814
Varun Laroyia	2021	$510,000	$1,147,356	$1,657,356
	2020	$314,175	$800,100	$1,114,275
	2019	$260,259	$474,411	$734,670
Arnd Franz	2021	$230,942	$797,950	$1,028,892
	2020	$—	$221,994	$221,994
	2019	$—	$—	$—
Justin Jude	2021	$360,000	$704,712	$1,064,712
	2020	$230,395	$467,384	$697,779
	2019	$301,750	$463,696	$765,446
Walter Hanley	2021	$420,000	$560,942	$980,942
	2020	$192,694	$490,728	$683,422
	2019	$277,610	$390,764	$668,374
(5)    The amounts include Company matching contributions under retirement plans, contributions to a European defined contribution plan, payment of life insurance, disability insurance, accidental death or disability insurance premiums, and vehicle lease payments.

Name	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums	Other	Total
Dominick Zarcone	$142,864	$7,524	$10,222	$—	$160,610
Varun Laroyia	$62,084	$2,622	$7,360	$—	$72,066
Arnd Franz (a)	$119,257	$—	$—	$24,092	$143,349
Justin Jude	$42,191	$1,710	$6,492	$—	$50,393
Walter Hanley	$38,385	$4,902	$8,699	$—	$51,986
(a)    LKQ is obligated annually to contribute CHF109,000 to a European defined contribution plan on behalf of Mr. Franz.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2021

The following table sets forth information regarding plan-based awards granted by us to the named executive officers during the last fiscal year.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			Grant Date Fair Value of Stock and Option Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Dominick Zarcone	PSU-1	2/19/2021	—	—	—	—	72,825	—	$2,800,005
	PSU-2	2/19/2021	—	—	—	18,207	36,413	72,826	$1,400,022
	Annual Bonus		$708,750	$1,417,500	$2,835,000	—	—	—	—
	LTI		$700,000	$1,400,000	$2,800,000	—	—	—	—

Varun Laroyia	PSU-1	2/19/2021	—	—	—	—	26,009	—	$1,000,004
	PSU-2	2/19/2021	—	—	—	6,503	13,005	26,010	$500,021
	Annual Bonus		$286,839	$573,678	$1,147,356	—	—	—	—
	LTI		$250,000	$500,000	$1,000,000	—	—	—	—

Arnd Franz	PSU-1	2/19/2021	—	—	—	—	18,207	—	$700,030
	PSU-2	2/19/2021	—	—	—	4,552	9,104	18,208	$350,034
	Annual Bonus		$203,120	$406,241	$812,482	—	—	—	$—
	LTI		$175,000	$350,000	$700,000	—	—	—	$—

Justin Jude	PSU-1	2/19/2021	—	—	—	—	18,207	—	$700,030
	PSU-2	2/19/2021	—	—	—	4,552	9,104	18,208	$350,034
	Annual Bonus	`	$176,178	$352,356	$704,712	—	—	—	—
	LTI		$175,000	$350,000	$700,000	—	—	—	—

Walter Hanley	PSU-1	2/19/2021	—	—	—	—	18,207	—	$700,030
	PSU-2	2/19/2021	—	—	—	4,552	9,104	18,208	$350,034
	Annual Bonus		$140,236	$280,471	$560,942	—	—	—	—
	LTI		$175,000	$350,000	$700,000	—	—	—	—

(1)    The amounts shown related to the annual bonus awards represent payments that were possible for the 2021 annual performance period. The annual awards for 2021 were calculated as a percentage of weighted average salary of the named executive officer. If the actual achievement is between these levels (between threshold and target or target and maximum), the payout is linearly interpolated. The 2021 annual awards for our named executive officers have been earned and paid, and the actual amount earned by each named executive officer is included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. The amounts shown related to our LTI represent potential payments after the completion of the three-year performance period ending December 31, 2023. If the actual achievement is between these levels (between threshold and target or target and maximum), the payout is linearly interpolated. See "Executive Compensation - Compensation Discussion and Analysis" for more information.
(2)    The amounts shown for the PSU-1 award type represent the number of shares to be paid out upon the vesting of performance-based RSUs granted during the year. There is a single performance condition, so no threshold or maximum payouts are disclosed, and there is either a full payout of the amount shown (subject to time-based vesting) or no payout. See "Executive Compensation - Compensation Discussion and Analysis" for more information.
(3)    In 2021, LKQ granted performance-based three-year equity awards (PSU-2s) under our Equity Incentive Plan. As these awards are performance-based, the exact number of shares to be paid may be zero or may range from 50% to 200% of the target number of shares, depending on the Company's performance and the achievement of certain performance metrics (adjusted diluted EPS, three-year average organic parts & services revenue growth, and three-year average return on invested capital) over the three-year period ending December 31, 2023. The amounts shown represent the number of shares that may be paid out upon achievement of the threshold, target, and maximum performance levels. Payout for performance between levels will be linearly interpolated. See "Executive Compensation - Compensation Discussion and Analysis" for more information.
(4)    The amounts disclosed under the "Grant Date Fair Value of Stock and Option Awards" column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End December 31, 2021

The following table sets forth information regarding the status of equity awards held by the named executive officers at December 31, 2021.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Dominick Zarcone	122,580	$7,358,477	191,595	$11,501,448
Varun Laroyia	51,465	$3,089,444	74,602	$4,478,358
Arnd Franz	45,535	$2,733,466	46,888	$2,814,711
Justin Jude	32,378	$1,943,651	52,332	$3,141,466
Walter Hanley	32,979	$1,979,729	54,498	$3,271,491
(1)    The stock awards include RSUs, PSU-1s and PSU-2s. PSU-1s generally vest in equal tranches over a three-year period on each six-month anniversary of the grant date based on continued service, provided that we achieve positive diluted EPS during any fiscal year period within five years following the grant date. Generally, no PSU-1s vest prior to achievement of positive diluted EPS, and, if positive diluted EPS is not achieved within the five years following grant, the PSU-1 is forfeited. The performance-based conditions for the PSU-1s granted in 2019, 2020 and 2021 were met, and all applicable PSU-1s vested immediately and the remaining PSU-1s will vest according to the remaining schedule of the time-based condition. We granted performance-based restricted stock units (PSU-2s) in 2019, 2020 and 2021. The exact number of shares to be paid out after completion of the performance period may be up to twice the grant amount. The following table sets forth the vesting schedule of the unvested number of RSUs, PSU-1s and PSU-2s for each named executive officer as of December 31, 2021, with the 2019 PSU-2s based on actual achievement of 120% of target for the performance period ended December 31, 2021, and the the 2020 and 2021 PSU-2s, for which the performance period has not yet ended, based on maximum potential achievement:

	2022	2023	2024	Total
Dominick Zarcone	116,926	112,286	84,963	314,175
Varun Laroyia	51,849	43,874	30,344	126,067
Arnd Franz	40,468	30,713	21,242	92,423
Justin Jude	32,757	30,711	21,242	84,710
Walter Hanley	35,524	30,711	21,242	87,477
(2)    The amounts shown in these columns include shares subject to PSU-2s, with the numbers and values of such shares based on actual achievement for the 2019 PSU-2s, for which the performance period ended December 31, 2021, and maximum potential achievement for the PSU-2s granted in 2020 and 2021, for which the performance period has not yet ended.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2021

The following table sets forth information regarding the vesting of the named executive officers' RSUs and PSU-1s during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dominick Zarcone	68,513	$3,027,642
Varun Laroyia	35,110	$1,548,104
Arnd Franz	44,101	$1,981,115
Justin Jude	19,513	$864,036
Walter Hanley	23,118	$1,014,149

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2021

The following table sets forth information regarding the accounts of the named executive officers in the retirement plans that supplement our 401(k) plan. These supplemental plans are discussed beginning on page 33.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE (3)
Dominick Zarcone	$243,456	$152,918	$71,456	$—	$1,622,522
Varun Laroyia	$93,964	$55,095	$82,762	$—	$605,300
Arnd Franz (4)	$—	$—	$—	$—	$—
Justin Jude	$117,873	$39,183	$417,582	$—	$3,526,150
Walter Hanley	$57,577	$31,038	$850,898	$—	$4,704,462
(1)    These amounts represent contributions to the supplemental plan by the named executive officers from their respective 2021 salaries and 2020 bonuses (paid in 2021) reported in the Summary Compensation Table under the columns entitled “Salary” (in 2021) and “Non-Equity Incentive Plan Compensation” (in 2020).
(2)    These amounts were also reported in the Summary Compensation Table under the column entitled “All Other Compensation.”
(3)    These amounts represent money we owe the named executive officers for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt. The following amounts of executive and Company contributions were included in the Summary Compensation Table in prior years: Mr. Zarcone - $1,103,169; Mr. Laroyia - $282,674; Mr. Jude - $609,522; and Mr. Hanley - $2,522,827.
(4)    As a European executive officer, Mr. Franz does not participate in this type of retirement plan.

Potential Payments Upon Termination or Change in Control

Severance Policy

The Severance Policy applies to the executive officers of the Company and any other executive designated by the Compensation and Human Capital Committee (“Covered Executives”). It provides that, in the event the employment of a Covered Executive is terminated by the Company without “cause” or by the Covered Executive with “good reason” (as each term is defined in the Severance Policy), the Company will provide to such Covered Executive (a) a pro rata bonus for the year in which the termination occurs (based on the actual performance achieved, as applicable to other active participants), (b) during the Severance Period (defined as 18 months in the case of the Chief Executive Officer and our Chief Financial Officer and 12 months for all other Covered Executives), a monthly severance payment equal to one-twelfth of the sum of the Covered Executive’s latest annual base salary and the average annual bonus (for the two prior full fiscal years), (c) a pro rata payment of any pending long term incentive award (based on the actual performance achieved, as applicable to other active participants), (d) Company-subsidized health and dental coverage during the applicable Severance Period, (e) continuation of vesting of outstanding restricted stock units during the applicable Severance Period, and (f) outplacement services. The foregoing payments and benefits for a Covered Executive could be reduced in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Executive to financially benefit on an after-tax basis.

The receipt by a Covered Executive of any severance benefits is conditioned upon (a) the delivery by the Covered Executive of a full and unconditional release of all claims against the Company, and (b) compliance by the Covered Executive during the Severance Period with provisions relating to confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.

Change of Control Agreements

The Change of Control Agreements with our executive officers provide certain severance payments and other benefits upon a qualifying termination. Each of our named executive officers is a party to a change of control agreement. If the employee’s employment with the Company is terminated within two years following a Change of Control (or within 12 months prior to a Change of Control in certain circumstances) as a result of an Involuntary Termination (as defined in the agreements), then the employee will be entitled to receive payments and benefits that include the following:

•Payment of salary and other compensation accrued through the termination date;
•Payment of a pro rata annual bonus (in a lump-sum);

•A lump sum severance payment equal to two times (two-and-one-half times in the case of Mr. Zarcone) the sum of the employee's (a) salary and (b) the greater of the employee's target annual bonus or average annual bonus over the preceding three years;
•If applicable, all unreimbursed relocation expenses;
•Continuing coverage of the employee and the employee's dependents under the Company's health and dental care plans for a period of 24 months (30 months in the case of Mr. Zarcone);
•Outplacement services; and
•The employee's outstanding equity-based compensation awards shall become vested and exercisable (in the case of performance-based awards, based on actual or assumed performance).

If the employee’s employment with the Company is terminated as a result of death or disability, the employee or his or her estate will be entitled to receive salary and other compensation accrued through the termination date and a pro rata annual bonus (in a lump-sum). If the employee’s employment with the Company is terminated for Cause or the employee resigns for other than Good Reason (as those terms are defined in the agreement) the employee will be entitled to receive salary and other compensation accrued through the termination date.

The agreement also contains confidentiality obligations on the part of the employee that survive indefinitely and requires that the employee deliver a release to the Company as a condition to receiving payments of benefits under the agreement. The agreement also provides that in the event of a dispute concerning an agreement, the Company will pay the legal fees of the employee.

Under the agreements, a “Change of Control” would include any of the following events:

•any "person," as defined in the Exchange Act, acquiring 30% or more of our outstanding common stock or combined voting power of our outstanding securities, subject to certain exceptions;
•during a two-year period, our current directors (or new directors approved by them) cease to constitute a majority of our Board; and
•a merger, consolidation, share exchange, reorganization or similar transaction involving the Company or any of its subsidiaries, a sale of substantially all the Company’s assets, or the acquisition of assets or stock of another entity by the Company (unless following such business combination transaction a majority of the Company’s directors continue as directors of the resulting entity, the holders of the outstanding voting securities of the Company immediately prior to such an event continue to own shares or other securities that represent more than 50% of the combined voting power of the resulting entity after such event in substantially the same proportions as their ownership prior to such business combination transaction, and no person owns 30% or more of the resulting entity’s common stock or voting securities).

In the event of a Change of Control of the Company, certain unpaid benefits under the Severance Policy would be accelerated and paid out upon the Change of Control. The Change of Control Agreements with the Company’s executive officers were amended to address the potential overlap of benefits under the Change of Control Agreement and the Severance Policy. As a result of these revisions, in the event of a Change of Control of the Company, a Covered Executive who is a party to a Change of Control Agreement will generally be eligible only for the benefits under the Change of Control Agreement (and not Severance Policy benefits). Moreover, if a Covered Executive had already received benefits under the Severance Policy, such received benefits would reduce or offset the benefits (to the extent that they are the same type of benefit) that are otherwise provided to the Covered Executive under the Change of Control Agreement.

Other Change of Control Payments

For equity awards, upon a Change of Control, if the acquiror assumes the awards on substantially the terms existing prior to the Change of Control, the vesting periods and/or conditions of the awards do not accelerate; if the acquiror does not assume the award or if the participant’s employment is terminated within two years of the Change of Control, the awards will be deemed fully vested (for performance-based awards, the vesting will be based on the actual or assumed achievement of the performance goals as determined by the Compensation and Human Capital Committee). Pursuant to the terms of our Cash Incentive Plan, upon a Change of Control, participants remain eligible to receive payments in accordance with the terms of outstanding awards subject to continued service, provided that the awards will be calculated based on the better of actual achievement of the performance goals or the target achievement. In addition, if the acquiror does not assume the awards or if the participant’s employment is terminated within two years of the Change of Control, the awards will be deemed earned based on the better of actual achievement of the performance goals or the target achievement.

The following table summarizes the value of payments and benefits that our named executive officers would have received under the circumstances described in the table assuming the event occurred on December 31, 2021. The table excludes amounts that were fully-earned as of December 31, 2021, such as accrued but unpaid salary, earned annual bonus awards for the one-year performance period ended December 31, 2021, and earned cash-based long-term incentive awards and PSU-2s for the three year performance period ended December 31, 2021.

	Involuntary Termination (1)(2)	Change of Control	Involuntary Termination Following a Change of Control (1)	Death or Disability (3)
Dominick Zarcone
Cash Severance	$4,766,821	$—	$6,668,899	$3,400,000
Unvested and Accelerated Share-based Awards	5,901,249	—	7,358,477	7,358,477
PSU - 2 Awards (4)	3,713,405	—	8,085,150	4,450,144
Cash-Based Long-Term Incentive (5)	2,300,000	—	2,433,333	2,650,000
Medical and Dental Benefits (6)	52,240	—	87,067	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$16,733,715	$—	$24,632,926	$17,858,621
Varun Laroyia
Cash Severance	$2,110,883	$—	$2,695,000	$3,070,000
Unvested and Accelerated Share-based Awards	2,569,044	—	3,089,444	3,089,444
PSU - 2 Awards (4)	1,485,402	—	3,046,782	1,686,423
Cash-Based Long-Term Incentive (5)	880,000	—	933,333	1,000,000
Medical and Dental Benefits (6)	39,414	—	52,552	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$7,084,743	$—	$9,817,111	$8,845,867
Arnd Franz
Cash Severance	$1,094,100	$—	$2,188,200	$1,066,500
Unvested and Accelerated Share-based Awards	1,975,707	—	2,733,466	2,733,466
PSU - 2 Awards (4)	1,039,820	—	2,132,847	1,180,550
Cash-Based Long-Term Incentive (5)	616,000	—	653,333	700,000
Medical and Dental Benefits (6)	—	—	—	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$4,725,627	$—	$7,707,846	$5,680,516
Justin Jude
Cash Severance	$1,065,540	$—	$1,930,944	$2,800,000
Unvested and Accelerated Share-based Awards	1,186,013	—	1,943,651	1,943,651
PSU - 2 Awards (4)	1,039,820	—	2,132,847	1,180,550
Cash-Based Long-Term Incentive (5)	616,000	—	653,333	700,000
Medical and Dental Benefits (6)	14,851	—	29,703	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$3,922,224	$—	$6,690,478	$6,624,201
Walter Hanley
Cash Severance	$910,746	$—	$1,643,225	$2,410,000
Unvested and Accelerated Share-based Awards	1,222,091	—	1,979,729	1,979,729
PSU - 2 Awards (4)	1,039,820	—	2,132,847	1,180,550
Cash-Based Long-Term Incentive (5)	616,000	—	653,333	700,000
Medical and Dental Benefits (6)	39,528	—	79,056	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$3,828,185	$—	$6,488,190	$6,270,279

(1)    Involuntary Termination means termination of employment by the Company without Cause (as defined in the Severance Policy or Change of Control Agreement) or resignation of employment by the named executive officer for Good Reason (as defined in the Severance Policy or Change of Control Agreement).
(2)    The amount shown for the Cash Severance payment would be paid out in equal monthly installments over the Severance Period (18 months in the case of our Chief Executive Officer and our Chief Financial Officer or 12 months in the case of all other Covered Executives). The Unvested and Accelerated Share Based Awards amount represents the value of share-based awards (using the market value of LKQ common stock on the last trading day of 2021, $60.03) that would continue to vest during the Severance Period (18 months in the case of our Chief Executive Officer and our Chief Financial Officer or 12 months in the case of all other Covered Executives).
(3)    The amount shown for the Cash Severance payment represents the life insurance proceeds payable to the named executive officer’s beneficiaries pursuant to company-provided life insurance coverage in the event of death. In the event of disability; Mr. Franz would receive a long-term disability payment of CHF750,000 (in the event of a disability due to an accident) pursuant to employer-funded accident insurance coverage; and each of the other named executive officers would receive long-term disability payments equal to $30,000 per month until he reached the age of 65 pursuant to employer-funded long-term disability insurance coverage.
(4)    The performance period for the PSU-2s granted in 2019 ended on December 31, 2021, and therefore these are not included in the table above. Pursuant to our Severance Policy, upon Involuntary Termination without Cause, not related to a Change of Control, the PSU-2s granted in 2020 would be earned on December 31, 2022, which is during the assumed Severance Period for all named executive officers, but the PSU-2s granted in 2021 would not vest during the assumed Severance Period. Amounts presented above are based on projected performance as of December 31, 2021. Pursuant to the award agreement for the PSU-2s, upon Involuntary Termination without Cause Following a Change of Control, vesting of the PSU-2s granted in 2020 and 2021 would accelerate based on projected performance as of December 31, 2021. Pursuant to the award agreement, upon termination due to death or Disability, vesting of the PSU-2s granted in 2020 and 2021 would accelerate at target.
(5)    The performance period for the Cash-Based Long-Term Incentives granted in 2019 ended on December 31, 2021, and therefore these are not included in the table above. Pursuant to the Severance Policy, upon Involuntary Termination without Cause, not related to a Change of Control, a pro-rated portion of each of the Cash-Based Long-Term Incentives granted in 2020 and 2021 would be earned, based on actual performance at the end of the performance period. Amounts presented above are based on projected performance as of December 31, 2021. Pursuant to the CIP, upon Involuntary Termination without Cause Following a Change of Control, each of the Cash-Based Long-Term Incentives granted in 2020 and 2021 would be earned at the greater of actual achievement or target. Amounts presented above are based on actual achievement as of December 31, 2021. Pursuant to the CIP, upon termination due to death or Disability, the Cash-Based Long-Term Incentives granted in 2020 and 2021 would be earned at target.
(6)    Medical and Dental Benefits reflect the lump sum payment to each named executive officer in the event that the terms of the Company’s Health Plans (as defined in the agreement) do not allow participation subsequent to a termination or Change of Control. In the event the Health Plans do allow participation, such benefits paid by the Company will be dependent on actual claims incurred due to the self-insured nature of the Company’s plans. Medical and dental benefits are reduced to the extent that the individual becomes covered under a group health or dental plan providing comparable benefits.
(7)    In addition to the benefits shown, each named executive officer is entitled to receive outplacement services at the expense of the Company. The amounts to be incurred by the Company for such services would be dependent on the terms and conditions of the services, which would be determined prior to the termination date or Change of Control date.

Other than as described above or as set forth in the table above, we do not have any pension, change in control, severance or other post-termination plans or arrangements.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dominick Zarcone, our Chief Executive Officer ("CEO") on December 31, 2021. The pay ratio provided below is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments, and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies utilized by other companies.

For 2021, the median of the annual total compensation of all our employees, other than our CEO, was $38,982; and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,445,636. As a result, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was approximately 242 to 1. We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.To identify the “median employee” from our employee population determined as of December 31, 2021, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for 2021. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques. We annualized the compensation for employees who began employment after the start of the year. For compensation paid to our non-U.S. employees, we applied the U.S. dollar yearly average currency exchange rate to the local currency to facilitate comparison of all employees in U.S. dollars.
2.For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.

OTHER INFORMATION

Principal Stockholders

The following table sets forth, as of March 11, 2022, certain information regarding the beneficial ownership of our common stock by:

•each person known by us to be the beneficial owner of more than 5% of the outstanding common stock (based solely on a review of filings on Schedule 13G or 13D with the SEC);
•each of our directors and named executive officers; and
•all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355 (3)	27,113,832	9.5%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055 (4)	22,040,628	7.7%
ValueAct Capital, One Letterman Drive, Building D, San Francisco, CA 94129 (5)	17,550,411	6.2%
Patrick Berard	9,284	*
Meg A. Divitto	11,796	*
Robert M. Hanser	17,151	*
Joseph M. Holsten	203,677	*
Blythe J. McGarvie	27,950	*
John W. Mendel	13,596	*
Jody G. Miller	13,596	*
Guhan Subramanian	40,076	*
Xavier Urbain	8,323	*
Jacob Welch(6)	—	*
Dominick Zarcone (7)	336,507	*
Varun Laroyia	91,993	*
Arnd Franz	77,649	*
Justin Jude	105,633	*
Walter Hanley (8)	256,458	*
All directors and executive officers as a group (20 persons)	1,346,079	*
*    Represents less than 1% of our outstanding common stock.
(1)    Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661.
(2)    Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes.
(3)    Based solely on the Schedule 13G/A filed by The Vanguard Group on February 10, 2022. The Vanguard Group reported sole voting power over zero shares, shared voting power over 439,861 shares, sole dispositive power over 26,012,732 shares, and shared dispositive power over 1,101,100 shares.
(4)    Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 3, 2022. BlackRock, Inc. reported sole voting power over 19,137,310 shares, shared voting power over zero shares, sole dispositive power over 22,040,628 shares, and shared dispositive power over zero shares.
(5)    Based solely on the Schedule 13D/A filed by ValueAct on November 17, 2021. ValueAct reported sole voting power over zero shares, shared voting power over 17,550,411 shares, sole dispositive power over zero shares, and shared dispositive power over 17,550,411 shares.
(6)    Ownership shown for Mr. Welch does not include 17,550,411 shares reported as owned by ValueAct of which Mr. Welch is a partner.
(7)    Includes 1,600 shares owned by Mr. Zarcone's wife.
(8)    Includes 113,850 shares owned by a trust of which Mr. Hanley's wife is the grantor and beneficiary and 113,851 shares owned by a trust of which Mr. Hanley is the grantor and beneficiary.

Certain Transactions

Transaction with ValueAct

The Company and ValueAct are parties to a Nomination and Cooperation Agreement (the “NCA”), dated August 11, 2020. The NCA includes various terms, conditions and provisions. Mr. Welch, while serving as a member of the Board of Directors, is required to (i) meet all director independence and other requirements of the Company, of stock exchange listing standards and of the Securities and Exchange Commission and related securities laws and regulations, (ii) be qualified to serve as a director under the Delaware General Corporation Law and (iii) comply with Company policies, guidelines and codes of conduct applicable to directors. If the ValueAct ceases to hold at least 4.0% of the Company’s common stock, Mr. Welch would offer his resignation from the Board. Such offer of resignation would also be required in other circumstances set forth in the NCA.

Under the NCA, the ValueAct is subject to various restrictions, including, among other things, limitations on proposing or engaging in certain extraordinary transactions and other matters involving the Company, prohibitions on the ValueAct acquiring more than 14.9% of the Company’s outstanding shares without the Company’s consent, engaging in proxy solicitations and other stockholder-related matters and proposals, forming groups with other investors, disposing of their shares to a third party who would own more than 4.9% of the Company’s outstanding shares outside of open market sales or underwritten offerings, engaging in short sales of Company shares, and limitations on public statements regarding the Company and on interactions with third parties and employees. The ValueAct has agreed to vote its shares as set forth in the NCA, including with respect to board elections. Certain non-disparagement provisions also apply to the Company and to ValueAct under the NCA. The provisions of the NCA described above generally apply until the later of (i) two months after Mr. Welch ceases to serve on the Board or be a partner or employee of the ValueAct and (ii) the earlier of January 15, 2022, and 30 days before the stockholder nomination deadline for the Company’s 2022 annual meeting of stockholders.

In November 2021, the Company entered into a stock purchase agreement with ValueAct to repurchase four million shares of the Company's common stock for $229,114,000 in a privately negotiated transaction. The transaction closed in November 2021.

Related Party Transactions Policy

We have a written Related Party Transactions Policy that provides, and our Audit Committee charter specifies, that the Audit Committee's responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the SEC. The factors that the Audit Committee would consider as part of its review of related party transactions include whether the terms of the transaction are fair to the Company, the business reasons for the Company to enter into the transaction, the effect of the transaction on the independence of a related party that is an outside director, and whether the transaction would present an improper conflict of interest for the related party.

Solicitation of Proxies

Our Board of Directors is soliciting your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.

Delivery of Proxy Materials to Households

Rules of the SEC permit us to use a method of delivery that is often referred to as “householding.” For stockholders who request to receive our proxy materials by mail, householding permits us to mail a single set of proxy materials to any household where two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts, unless we receive contrary instructions from any such stockholder. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for our 2022 Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of our 2022 Proxy Statement and our 2021 Annual Report to any stockholder at the same address. If you wish to receive a separate copy of our 2022 Proxy Statement and our 2021 Annual Report, then you may contact our Investor Relations Department (a) by mail at LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our proxy statement and annual report may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

Submitting Your Proposals for the 2023 Annual Meeting

According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy materials to be distributed by us in connection with our 2023 annual meeting of stockholders pursuant to Rule 14a-8, you must do so no later than November 21, 2022. Your proposal should be submitted in writing to the Corporate Secretary of the Company at our principal executive offices.

For proposals that are not submitted for inclusion in the proxy materials but instead are sought to be presented directly at our 2023 annual meeting, our Bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Corporate Secretary of the Company at our principal executive offices, not less than 90 nor more than 120 days prior to the one year anniversary of the previous year's meeting date. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, your notice, in order to be timely, must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own as well as information about any derivative transactions by you involving our capital stock. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include with respect to each person nominated, among other things, the information required by Regulation 14A under the Exchange Act.

Nominations for Inclusion in our Proxy Materials (Proxy Access)

Under our proxy access bylaw, a stockholder (or group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement the greater of (i) two directors or (ii) 20% of the number of directors on our Board. Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to the Corporate Secretary of the Company no later than 90 and no earlier than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In order for a nominee to be considered for inclusion in our proxy statement for the 2023 annual meeting of shareholders, the Corporate Secretary must receive written notice of the nomination at our principal executive offices no earlier than January 10, 2023, and no later than February 9, 2023. The notice must contain the specific information required by our Bylaws. Our Bylaws are included in the Company's filings on the SEC website at www.sec.gov.

General

It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to submit your vote.

By Order of the Board of Directors

Matthew J. McKay
Senior Vice President,
General Counsel and Corporate Secretary

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	During The Meeting - Go to www.virtualshareholdermeeting.com/LKQ2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D73799-P67927	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LKQ CORPORATION
The Board of Directors recommends you vote FOR the
following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Patrick Berard	☐	☐	☐

	1b. Meg A. Divitto	☐	☐	☐		The Board of Directors recommends you vote FOR proposals 2 and 3.

	1c. Robert M. Hanser	☐	☐	☐			For	Against	Abstain

	1d. Joseph M. Holsten	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.	☐	☐	☐

	1e. Blythe J. McGarvie	☐	☐	☐

	1f. John W. Mendel	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

	1g. Jody G. Miller	☐	☐	☐

	1h. Guhan Subramanian	☐	☐	☐

	1i. Xavier Urbain	☐	☐	☐

	1j. Jacob H. Welch	☐	☐	☐

	1k. Dominick Zarcone	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D41686-P50069
LKQ CORPORATION
Annual Meeting of Stockholders
May 10, 2022 1:30 P.M.
This proxy is solicited by the Board of Directors

The undersigned appoints Patrick D. Ferrell and Matthew J. McKay (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LKQ Corporation, a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/LKQ2022, on Tuesday, May 10, 2022 at 1:30 P.M. Central Time and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, and "FOR" proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Named Proxies cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side